Exhibit 10.1

Execution Version Loan No: 1015022
Published CUSIP Number:
5-Year Term Loan CUSIP Number:
7-Year Term Loan CUSIP Number:

TERM LOAN CREDIT AGREEMENT

Dated as of November 17, 2015

by and among

HUDSON PACIFIC PROPERTIES, L.P.

a Maryland limited partnership,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

with respect to the 5-Year Term Loan Facility

and

WELLS FARGO SECURITIES, LLC, and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

with respect to the 7-Year Term Loan Facility

and

BANK OF AMERICA, N.A.,

as Syndication Agent

with respect to the 5-Year Term Loan Facility

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agent

with respect to the 7-Year Term Loan Facility

and

MUFG UNION BANK, N.A.,

as Documentation Agent

with respect to the 5-Year Term Loan Facility

i

SCHEDULE 1.1(a)	Commitment Amounts and Commitment Percentages
SCHEDULE 1.1(b)	Loan Parties
SCHEDULE 1.1(c)	Permitted Liens
SCHEDULE 1.1(d)	Ground Leases With Remaining Terms of Less Than 30 Years
SCHEDULE 1.1(e)	Ground Leases Subject to Consent
SCHEDULE 4.2	Unencumbered Pool Properties
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)(i)	List of Properties
SCHEDULE 7.1(f)(ii)	Eligible Properties
SCHEDULE 7.1(g)	Existing Indebtedness
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	Form of Notice of Borrowing
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F-1	Form of 5-Year Term Note
EXHIBIT F-2	Form of 7-Year Term Note
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Disbursement Instruction Agreement
EXHIBIT I-1 through 4	Form of Tax Compliance Certificates

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of November 17, 2015, by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto, together with their successors and assignees under Section 13.6 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and WELLS FARGO SECURITIES, LLC, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as the Lead Arrangers for the 5-Year Term Loan Facility (collectively, the “5-Year Term Loan Facility Lead Arrangers”), and WELLS FARGO SECURITIES, LLC, and U.S. BANK NATIONAL ASSOCIATION, as the Lead Arrangers for the 7-Year Term Loan Facility (collectively, the “7-Year Term Loan Facility Lead Arrangers”; together with the 5-Year Term Loan Facility Lead Arrangers, the “Lead Arrangers”), and BANK OF AMERICA, N.A., as Syndication Agent for the 5-Year Term Loan Facility (the “5-Year Term Loan Facility Syndication Agent”), and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent for the 7-Year Term Loan Facility (the “7-Year Term Loan Facility Syndication Agent”; together with the 5-Year Term Loan Facility Syndication Agent, the “Syndication Agents”), and MUFG UNION BANK, N.A., as Documentation Agent for the 5-Year Term Loan Facility (the “Documentation Agent”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower (i) a 5-year delayed draw term loan facility in the amount of up to $175,000,000 (the “5-Year Term Loan Facility”) and (ii) a 7-year delayed draw term loan facility in the amount of up to $125,000,000 (the “7-Year Term Loan Facility”), in each such case, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings:

“5-Year Term Loan” means a loan made by a 5-Year Term Loan Lender to Borrower pursuant to Section 2.2(a)(i) or Section 2.17.

“5-Year Term Loan Availability Period” means the period from and including the Effective Date to, but excluding the earlier of (i) May 13, 2016 and (ii) the date on which the 5-Year Term Loan Commitments in effect on the Agreement Date have been fully disbursed.

“5-Year Term Loan Commitment” means a Lender’s obligation to make 5-Year Term Loans during the 5-Year Term Loan Availability Period pursuant to Section 2.2(a)(i) in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1(a) as such Lender’s “5-Year Term Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.17, as the same may be reduced pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such 5-Year Term Loan Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“5-Year Term Loan Commitment Percentage” means, as to each 5-Year Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such 5-Year Term Loan Lender’s 5-Year Term Loan Commitment to (b) the aggregate amount of the 5-Year Term Loan Commitments of all 5-Year Term Loan Lenders; provided, however, that if at the time of determination the 5-Year Term Loan Commitments have been terminated or been reduced to zero, the “5-Year Term Loan Commitment Percentage” of each 5-Year Term Loan Lender shall be the ratio, expressed as a percentage, of the unpaid principal amount of all outstanding 5-Year Term Loans owing to such Lender as of such date, to the aggregate unpaid principal amount of all outstanding 5-Year Term Loans owing to all 5-Year Term Loan Lenders as of such date.

“5-Year Term Loan Lender” means a Lender having a 5-Year Term Loan Commitment, or if the 5-Year Term Loan Commitment have terminated, a Lender holding a 5-Year Term Loan.

“5-Year Term Note” means a promissory note made by Borrower substantially in the form of Exhibit F-1 payable to a 5-Year Term Loan Lender in a principal amount equal to the amount of such 5-Year Term Loan Lender’s 5-Year Term Loan Commitment.

“5-Year Term Loan Maturity Date” means November 17, 2020.

“7-Year Term Loan” means a loan made by a 7-Year Term Loan Lender to Borrower pursuant to Section 2.2(a)(ii) or Section 2.17.

“7-Year Term Loan Availability Period” means the period from and including the Effective Date to, but excluding the earlier of (i) May 13, 2016 and (ii) the date on which the 7-Year Term Loan Commitments in effect on the Agreement Date have been fully disbursed.

“7-Year Term Loan Commitment” means a Lender’s obligation to make 7-Year Term Loans during the 7-Year Term Loan Availability Period pursuant to Section 2.2(a)(ii) in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1(a) as such Lender’s “7-Year Term Loan Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.17, as the same may be reduced pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such 7-Year Term Loan Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.

“7-Year Term Loan Commitment Percentage” means, as to each 7-Year Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such 7-Year Term Loan Lender’s 7-Year Term Loan Commitment to (b) the aggregate amount of the 7-Year Term Loan Commitments of all 7-Year Term Loan Lenders; provided, however, that if at the time of determination the 7-Year Term Loan Commitments have been terminated or been reduced to zero, the “7-Year Term Loan Commitment Percentage” of each 7-Year Term Loan Lender shall be the ratio, expressed as a percentage, of the unpaid principal amount of all outstanding 7-Year Term Loans owing to such Lender as of such date, to the aggregate unpaid principal amount of all outstanding 7-Year Term Loans owing to all 7-Year Term Loan Lenders as of such date.

“7-Year Term Loan Facility Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.

“7-Year Term Loan Facility Syndication Agent” has the meaning set forth in the introductory paragraph hereof.

“7-Year Term Loan Lender” means a Lender having a 7-Year Term Loan Commitment, or if the 7-Year Term Loan Commitment have terminated, a Lender holding a 7-Year Term Loan.

“7-Year Term Note” means a promissory note made by Borrower substantially in the form of Exhibit F-2 payable to a 7-Year Term Loan Lender in a principal amount equal to the amount of such 7-Year Term Loan Lender’s 7-Year Term Loan Commitment.

“7-Year Term Loan Maturity Date” means November 17, 2022.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given such term in Section 5.1(b).

“Adjusted EBITDA” means EBITDA less Capital Reserves.

“Administrative Agent” means Wells Fargo Bank, National Association, as contractual representative of the Lenders under this Agreement, or any successor “Administrative Agent” appointed pursuant to Section 12.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given such term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means the Applicable Margin – Ratio, and following Hudson REIT obtaining a Credit Rating and Borrower’s written election, the Applicable Margin – Rating. Such election of the Applicable Margin – Rating by Borrower shall be irrevocable once made.

“Applicable Margin – Rating” means, with respect to a particular Class and Type of Loans, the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which Hudson REIT’s Credit Rating then falls. Any election by Borrower for the Applicable Margin –Rating to apply following Hudson REIT obtaining an Investment Grade Rating and any change in Hudson REIT’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(q) that Hudson REIT’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section, but the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed. During any period that the Borrower has received Credit Ratings from S&P and Moody’s that are equivalent, the Applicable Margin – Rating shall be determined based on the Level corresponding to such Credit Ratings. During any period that the Borrower has received Credit Ratings from S&P and Moody’s that are not equivalent, (a) if the Borrower has also received a Credit Rating from Fitch, the Applicable Margin – Rating shall be determined based on the Level (if any) corresponding to both Fitch and either S&P or Moody’s, (b) if no Level satisfies clause (a) above and the difference between the Credit Ratings from S&P and Moody’s is no more than one Level, the Applicable Margin – Rating shall be determined based on the Level corresponding to the higher of such two (2) Credit Ratings, and (c) if no Level satisfies clause (a) above and the difference between the Credit Ratings from S&P and Moody’s is more than one Level, the Applicable Margin – Rating shall be determined based on the Level that is one Level below the higher of the two (2) Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin – Rating shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (x) not received a Credit Rating from any Rating Agency or (y) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin – Rating shall be determined based on Level V. The provisions of this definition shall be subject to Section 2.6(c).

Rating	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	Non- Investment Grade
Level	Level I	Level II	Level III	Level IV	Level V
5-Year Term Loan – LIBOR Loan Applicable Margin	0.900%	0.975%	1.150%	1.400%	1.850%
5-Year Term Loan – Base Rate Loan Applicable Margin	0.000%	0.000%	0.150%	0.400%	0.850%
7-Year Term Loan – LIBOR Loan Applicable Margin	1.400%	1.450%	1.550%	1.800%	2.350%
7-Year Term Loan – Base Rate Loan Applicable Margin	0.400%	0.450%	0.550%	0.800%	1.350%

“Applicable Margin – Ratio” means, with respect to a particular Class and Type of Loans, the percentage rate set forth below corresponding to the ratio of Total Liabilities to Total Asset Value as determined in accordance with Section 10.1(a):

Leverage Ratio	< 40%	≥40% <45%	≥45% <50%	≥50% <55%	≥55% <60%	> 60%
Level	Level I	Level II	Level III	Level IV	Level V	Level VI
5-Year Term Loan – LIBOR Loan Applicable Margin	1.30%	1.35%	1.45%	1.60%	1.90%	2.20%
5-Year Term Loan – Base Rate Loan Applicable Margin	0.30%	0.35%	0.45%	0.60%	0.90%	1.20%
7-Year Term Loan – LIBOR Loan Applicable Margin	1.60%	1.65%	1.80%	1.95%	2.25%	2.55%
7-Year Term Loan – Base Rate Loan Applicable Margin	0.60%	0.65%	0.80%	0.95%	1.25%	1.55%

The Applicable Margin – Ratio for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Liabilities to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin – Ratio shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin – Ratio shall equal the percentage corresponding to Level VI until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Agreement Date through, but excluding the date on which the Administrative Agent first determines the Applicable Margin – Ratio for each Class of Loans as set forth above, the Applicable Margin – Ratio shall be determined based on the Compliance Certificate delivered pursuant to Section 6.1(a)(ix). Thereafter, such Applicable Margin – Ratio shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender, and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means a 5-Year Term Loan Availability Period and/or a 7-Year Term Loan Availability Period, as the context may suggest or require.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus one half of one percent (0.50%) and (c) the LIBOR Market Index Rate plus one percent (1.00%); each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given such term in Section 2.6(c).

“Borrower LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time.

“Borrower Preferred Units” means the Borrower’s Series A Preferred Units as defined in the Borrower LP Agreement.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Los Angeles, California, and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.25 per square foot for Office Properties or any other Properties other than Studio Properties or (b) $0.40 per square foot for Studio Properties multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means, as applicable, (i) eight and one half percent (8.50%) for Studio Properties and (ii) six percent (6.00%) for Office Properties or any other Properties.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85.0%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Class” (a) when used with respect to a Commitment, refers to whether such Commitment is a 5-Year Term Loan Commitment or a 7-Year Term Loan Commitment; (b) when used with respect to a Loan, refers to whether such Loan is a 5-Year Term Loan or a 7-Year Term Loan; and (c) when used with respect to a Lender, refers to whether such Lender is a 5-Year Term Loan Lender or a 7-Year Term Loan Lender.

“Commitment” means a 5-Year Term Loan Commitment and/or a 7-Year Term Loan Commitment, as applicable.

“Commitment Percentage” means 5-Year Term Loan Commitment Percentage or 7-Year Term Loan Commitment Percentage, as the context may suggest or require.

“Commitment Reduction Notice” has the meaning given such term in Section 2.13.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given such term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction-in-Progress” means Property undergoing ground-up construction, but not yet completed. Such Property shall cease to be Construction-in-Progress and shall thereafter be valued using the applicable Capitalization Rate (instead of book value) for purposes of determining Total Asset Value, (1) if Development Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Development Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter. For purposes hereof “Development Completion” means the earlier of (a) twelve (12) months after substantial completion of all improvements (other than tenant improvements of unoccupied space) related to the development of such Property and (b) such time as Construction-in-Progress achieves an Occupancy Rate of at least eighty percent (80.0%).

“Continue”, “Continuation” and “Continued” means to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” means to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, and (c) the Continuation of a LIBOR Loan.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the passage of time, or both.

“Defaulting Lender” means, subject to Section 3.9(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(d)) upon delivery of written notice of such determination to the Borrower and such Defaulting Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit H to be executed and delivered by the Borrower pursuant to Section 6.1(a)(x), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollar”, “Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America.

“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of (a) net income (or loss) of such Person for such period determined on a consolidated basis exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) non-cash compensation and (v) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); plus (b) such Person’s pro-rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP, amortization of intangibles pursuant to FASB ASC 805, amortization of deferred financing costs, and non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include (w) transaction costs incurred in connection herewith and the retirement of any Indebtedness, including all or a portion of the Indebtedness under the Existing Term Loan Agreement and the Existing Second Amended and Restated Credit Agreement, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” has the meaning given such term in Section 6.1.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries and (ii) any Defaulting Lender or any of its Subsidiaries.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is an Office Property or Studio Property; (b) the Property is one hundred percent (100%) owned, or leased under a Ground Lease by the Borrower and/or a Guarantor; (c) neither such Property, nor any interest of the Borrower or any Subsidiary of the Borrower therein, is subject to any Lien (other than Permitted Liens, except Permitted Liens described in clause (g) of the definition thereof) or a Negative Pledge (other than a Negative Pledge expressly permitted under Section 10.2); (d) if such Property is owned or leased by a Guarantor (i) none of the Borrower’s Ownership Interest in such Guarantor is subject to any Lien (other than Permitted Liens) or to a Negative Pledge (other than a Negative Pledge expressly permitted under Section 10.2); and (ii) other than with respect to the Properties that are subject to the Ground Leases set forth on Schedule 1.1(e), the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation or marketability of such Property. During such time as the owner of any Unencumbered Pool Property is not required to provide a Guaranty pursuant to Section 8.14(c), the conditions of this definition requiring that such Unencumbered Pool Property be owned by a Guarantor shall be deemed modified to require that such Unencumbered Pool Property be owned by a Subsidiary of Borrower.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the thirty-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to

Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or, with respect to a Plan, the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or would reasonably be expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code and Sections 302 or 4007 of ERISA, Sections 414(m) or (o)of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or passage of time or any other condition has been satisfied.

“Exchange Act” has the meaning given such term in Section 11.1(l).

“Excluded Subsidiary” means (1) any Material Subsidiary (a) holding title to assets that are or are to become within ninety (90) days (subject to extension by Administrative Agent) of acquisition or refinancing, collateral for any Secured Indebtedness of such Subsidiary and that is (or will be) prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or (b) prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary or (2) any Foreign Subsidiary, Foreign Subsidiary Holding Company or a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 32 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any Taxes imposed under FATCA.

“Existing Second Amended and Restated Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 31, 2015, by and among the Borrower, each of the financial institutions party thereto, Wells Fargo Bank National Association, as the administrative agent, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated and KeyBanc Capital Markets, Inc., as lead arrangers and bookrunners, and Bank of America, N.A. and KeyBank National Association, as syndication agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of March 31, 2015, by and among the Borrower, each of the financial institutions party thereto, Wells Fargo Bank National Association, as the administrative agent, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated, and Goldman Sachs Bank USA, Inc., as lead arrangers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of the FASB.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means those certain fee letters, each dated as of August 31, 2015, by and among the Borrower, a Lead Arranger and a Lender.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“Fitch” means Fitch Ratings, a division of Fitch, Inc.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person (including Hudson REIT’s Ownership Shares of such payments made by any Unconsolidated Affiliate of such Person) during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all Preferred Dividends paid or accrued by such Person (including Hudson REIT’s Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of such Person) on any Preferred Equity Interest during such period.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States of America.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America, all or substantially all of the assets of which are equity interests (or equity and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period, minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures, plus (d) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“GAAP” means, subject to Section 1.2, generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority (including any supranational authorities (e.g., EU and ECB)), body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease or sub-lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Agreement Date; provided that the ground leases set forth on Schedule 1.1(d) shall not be subject to this remaining term requirement of at least thirty (30) years; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, or where the lessor has provided its consent to such encumbrance; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantied Obligations” means, collectively, (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender or the Administrative Agent under or in connection with this Agreement or any other Loan Document, including, without limitation, the repayment of all principal of the 5-Year Term Loans and 7-Year Term Loans, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Administrative Agent hereunder or in connection therewith; (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation); (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including, without limitation, attorneys’ fees and disbursements, permitted under Section 13.2, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor under the Guaranty and (e) all other Obligations.

“Guarantied Party” or “Guarantied Parties” has the meaning given such term in the Guaranty.

“Guarantor” means (a) any Person that is party to the Guaranty as a “Guarantor” and shall in any event include Hudson REIT and each Material Subsidiary (other than Excluded Subsidiaries) which is required to execute a Guaranty in order to comply with Section 8.14 and (b) any Person that would be required to be a party to the Guaranty as a “Guarantor” hereunder but for the application of Section 8.14(c) as a result of Hudson REIT obtaining and maintaining an Investment Grade Rating.

“Guaranty”, “Guaranties”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hudson REIT” means Hudson Pacific Properties, Inc., a Maryland corporation.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered other than trade payables incurred in the ordinary course of such Person’s business which are not past due for more than thirty (30) days or such payables are being contested in good faith and for which adequate reserves have been set aside; (c) Capitalized Lease Obligations of such Person (including Ground Leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any equity redemption obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar customary exceptions to recourse liability or exceptions relating to bankruptcy, insolvency, receivership or other similar events, provided that the obligations under such guaranty have not become due and payable); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (k) any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person; and (l) the Indebtedness of any consolidated Affiliate of such Person and such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. All Loans shall constitute Indebtedness of the Borrower.

“Indemnifiable Amounts” has the meaning given such term in Section 12.8.

“Indemnified Costs” has the meaning given such term in Section 13.10.

“Indemnified Party” has the meaning given such term in Section 13.10.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given such term in Section 13.10.

“Intellectual Property” has the meaning given such term in Section 7.1(t).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of Hudson REIT, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) Hudson REIT’s Ownership Share of Interest Expense of Unconsolidated Affiliates for such period, but, in each case, excluding any non-cash interest expense (except for the payment-in-kind interest expense) including, but not limited to, amortization of deferred financing costs.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for a LIBOR Loan which is a 5-Year Term Loan would otherwise end after the 5-Year Term Loan Maturity Date such Interest Period shall end on the 5-Year Term Loan Maturity Date; (ii) if any Interest Period for a LIBOR Loan which is a 7-Year Term Loan would otherwise end after the 7-Year Term Loan Maturity Date such Interest Period shall end on the 7-Year Term Loan Maturity Date; and (iii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means either or both of a Credit Rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.

“Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 13.23, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Level” has the meaning given such term in the definition of the term “Applicable Margin-Rating.”

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the greater of (A) zero and (B) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to one minus the Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Day prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the Reserve Percentage shall result in a change in LIBOR on the date on which such change in the Reserve Percentage becomes effective.

“LIBOR Loan” means a Loan (or any portion of any of the foregoing) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day. The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a lien.

“Loan” means a 5 Year Term Loan or a 7 Year Term Loan, as the context may suggest or require.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered to the Administrative Agent or a Lender by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).

“Loan Party” means the Borrower, and each other Person who guarantees all or a portion of the Obligations or that would be required to be a party to the Guaranty as a “Guarantor” hereunder but for the application of Section 8.14(c) as a result of Hudson REIT obtaining and maintaining an Investment Grade Rating. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable in exchange for common stock or other equivalent common Equity Interests, or, at the option of the Person responding to the redemption, for cash in lieu of Equity Interests, or a combination thereof); in each case, on or prior to the Maturity Date.

“Material Acquisition” means any acquisition of assets by Hudson REIT, the Borrower or any Subsidiary in which the assets acquired exceed ten percent (10%) of the then Total Asset Value (not taking into account such new acquisition).

“Material Adverse Effect” means (a) a materially adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the validity or enforceability of any of the Loan Documents, or (iii) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (b) a material impairment on the ability of the Borrower or any other Loan Party to (i) perform its obligations under any Loan Document to which it is a party or (ii) timely pay the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any written contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts) to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).

“Material Indebtedness” has the meaning given such term in Section 11.1(d).

“Material Subsidiary” means any Subsidiary to which more than three percent (3.0%) of Total Asset Value, determined exclusive of cash and Cash Equivalents and exclusive of assets that are owned by (i) Excluded Subsidiaries or (ii) Unconsolidated Affiliates, is attributable on an individual basis.

“Maturity Date” the 5-Year Term Loan Maturity Date or the 7-Year Term Loan Maturity Date, as the context may suggest or require.

“Mixed-Use Property” means any mixed-use project that includes or will include a Retail Property and will also include a multifamily property and/or an Office Property.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance, but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding (i) general overhead expenses of the Borrower or any Subsidiary and any property management fees; (ii) straight line rent leveling adjustments required under GAAP; (iii) amortization of intangibles pursuant to FASB ASC 805; and (iv) extraordinary or nonrecurring items, including, to the extent allocable to such Property, (w) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time, as the context may suggest or require.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary non-recourse carve-out guaranties, environmental indemnities, and other similar customary exceptions to recourse liability; provided that none of the foregoing have become due and payable, and except for recourse to a special purpose entity created solely for the purpose of holding such assets) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a 5-Year Term Note and/or a 7-Year Term Note, as the context may suggest or require.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2(b) evidencing the Borrower’s request for a borrowing of a Loan.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of Loans of a particular Class.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of Loans of a particular Class from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and/or any other Loan Party owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations. covenants or duties in respect of Specified Derivatives Contracts or any Excluded Swap Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually leased or occupied by unaffiliated third-party tenants subject to arm’s-length leases as to which no monetary default has occurred and has continued unremedied for ninety (90) or more days to (b) the aggregate number of rentable square feet of such Property.

“OFAC” has the meaning given such term in Section 7.1(y).

“Off-Balance Sheet Obligations” means liabilities and obligations of Hudson REIT, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Hudson REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Hudson REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which Hudson REIT is required to file with the SEC.

“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Property.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Ownership Share” means, with respect to any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(p), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate.

“Participant” has the meaning given such term in Section 13.6(d).

“Participant Register” has the meaning given such term in Section 13.6(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Investors” means The Blackstone Group L.P. or any Affiliates thereof.

“Permitted Liens” means, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws or performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (c) covenants, conditions, zoning restrictions, easements, rights, restrictions and other encumbrances on title to the real property, which do not materially detract from the value and/or marketability of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lender Parties; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; (g) purchase money liens so long as no such Lien is spread to cover any property other than that which is purchased and the amount of Indebtedness secured thereby is limited to the purchase price, and (h) Liens in existence as of the date hereof and set forth on Schedule 1.1(c) and with respect to Properties added to the Unencumbered Pool after the Agreement Date, Liens in existence as of the date such Property was added to the Unencumbered Pool and set forth on Schedule 1.1(c) (as supplemented by the Borrower on such date) and acceptable to Administrative Agent.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six (6) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means an interest rate per annum equal to the Base Rate as in effect from time to time, plus the Applicable Margin, plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to Hudson REIT, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402-1916, Attention: Kirby D. Wilson, Loan No. 1015022, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Commitment (or if at the time of determination the Commitments have terminated or been reduced to zero, the sum of the unpaid principal amount of all outstanding Loans owing to such Lender as of such date) to (b) (i) the aggregate amount of the Commitments of all Lenders (or if at the time of determination the Commitments have terminated or been reduced to zero, the sum of the unpaid principal amount of all outstanding Loans owing to all Lenders as of such date). If at the time of determination the Commitments have terminated and there are no outstanding Loans, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which Commitments were in effect or Loans were outstanding.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, Hudson REIT, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money that is not Nonrecourse Indebtedness.

“Register” has the meaning given such term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Renovation Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment that will (i) disrupt the occupancy of at least forty percent (40.0%) of the square footage of such Property or (ii) temporarily reduce the Net Operating Income attributable to such Property by more than forty percent (40.0%) as compared to the immediately preceding comparable prior period or (b) which is acquired with occupancy of less than sixty (60.0%) and on which renovation and redevelopment will be conducted. A Property shall cease to be a Renovation Property, (1) if Renovation Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Renovation Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter after Renovation Completion. For purposes hereof “Renovation Completion” means the earliest to occur of (a) twelve (12) months after all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Property having been substantially completed and (b) such Property achieving an Occupancy Rate of at least eighty percent (80.0%).

“Requisite Class Lenders” means, with respect to any Class of Lenders on any date of determination, Lenders of such Class (a) having more than fifty percent (50%) of the aggregate amount of the Commitments of such Class, or (b) if the Commitments of such Class have terminated, holding more than fifty percent (50%) of the principal amount of the aggregate outstanding Loans of such Class; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) of such Class are party to this Agreement, the term “Requisite Class Lenders” shall in no event mean less than two Lenders of such Class.

“Requisite Lenders” means, as of any date, (a) Lenders having greater than fifty percent (50%) of the aggregate amount of the Commitments of all Lenders; or (b) if the Commitments of any Class have been terminated or reduced to zero and the Commitments of any other Class remain outstanding, Lenders holding greater than fifty percent (50%) of the sum of the aggregate outstanding Commitments of all Lenders of such Class(es) (i.e., the Class(es) of Commitment not terminated or reduced to zero) and of the principal amount of the aggregate outstanding Loans of the Class(es) of Commitments that have been terminated or reduced to zero; or (c) if the Commitments of all Classes have been terminated or reduced to zero, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans (of all Classes); provided that, in each such case, (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).

“Responsible Officer” means with respect to Hudson REIT, the Borrower or any Subsidiary, the chief executive officer and the chief financial officer of the Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in common Equity Interests; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a redemption or such other similar payment payable solely in common Equity Interests; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Secured Indebtedness” means (without duplication), with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person or its subsidiaries outstanding at such date on a consolidated basis and that is secured in any manner by any Lien, and in the case of Hudson REIT (without duplication), Hudson REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Secured Recourse Indebtedness” means Secured Indebtedness that is also Recourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider and designated as a Specified Derivatives Contract by Borrower in writing by notice to the Administrative Agent and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Agreement Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Studio Property” means a Property the substantial use of which is production studios, stages, control rooms and/or other audio and video room space, office and other support space, storage facilities and other incidental uses related thereto.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30.0%) of the undepreciated book value of the total consolidated assets at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Titled Agents” means, collectively, the Lead Arrangers, the Syndication Agents, and the Documentation Agent.

“Total Asset Value” means the sum of all of the following of Hudson REIT on a consolidated basis determined in accordance with GAAP applied on a consistent basis:

(a)	cash and Cash Equivalents, plus

(b)	for Properties owned for more than four (4) fiscal quarters and not valued pursuant to clauses (c) through (f) of this definition below, the sum of (i) the quotient of NOI of such Properties, if other than Studio Properties, for the most recent two (2) fiscal quarters annualized, divided by the applicable Capitalization Rate, plus (ii) the quotient of NOI of such Properties, if Studio Properties, for the most recent four (4) fiscal quarters, divided by the applicable Capitalization Rate, plus

(c)	the GAAP book value of Properties acquired during the most recent four (4) fiscal quarters, plus

(d)	the GAAP book value of Construction-in-Progress (including land, improvements, indirect costs internally allocated, pre-development costs and development costs), plus

(e)	the GAAP book value of all Renovation Properties, plus

(f)	the GAAP book value of Unimproved Land, plus

(g)	an amount equal to the aggregate book value of Mortgage Receivables.

For avoidance of doubt, no single Property may be valued under more than one of the above clauses at any given time. Hudson REIT’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.

In no event shall a Property valued pursuant to subsection (b) of this definition above be less than zero.

For purposes of calculating the Total Asset Value of any Property that is not Construction-in-Progress or a Renovation Property, but that was Construction-in-Progress or a Renovation Property, as applicable, at any time during the previous two (2) full fiscal quarters, the NOI attributable to such Property for purposes of making the calculation in subsection (b) of this definition above shall be calculated as follows:

(i) Until one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, the NOI attributable to (x) if such Property achieved Development Completion or Renovation Completion, as applicable, during the first month of the previous fiscal quarter, the NOI attributable to the last two (2) months while such Property was Construction-in-Progress or a Renovation Property, as applicable, shall be annualized and (y) otherwise, the last full fiscal quarter while such Property was Construction-in-Progress or a Renovation Property, as applicable, shall be annualized; and

(ii) After one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, but before two (2) full fiscal quarters have elapsed since such Property ceased being Construction-in-Progress or a Renovation Property, as applicable, the NOI of the sum of (x) the NOI attributable to the last full fiscal quarter while such Property was Construction-in-Progress or a Renovation Property, as applicable, and (y) the NOI attributable to the first full fiscal quarter after the Property ceased being Construction-in-Progress or a Renovation Property, as applicable, shall be annualized.

For purposes of calculating the Total Asset Value, value attributable to investments in the following types of assets in excess of the applicable percentage specified below shall be excluded from the calculation of Total Asset Value:

(a) Mortgages in favor of the Borrower, any other Loan Party or other Subsidiary, such that the aggregate book value of Indebtedness secured by such Mortgages exceeds ten percent (10.0%) of Total Asset Value;

(b) The aggregate amount of Construction-in-Progress in which Hudson REIT either has a direct or indirect ownership interest such that the aggregate amount thereof exceeds fifteen percent (15.0%) of Total Asset Value. If Construction-in-Progress is owned by an Unconsolidated Affiliate of Hudson REIT, then the product of (A) Hudson REIT’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of Construction-in-Progress, shall be used in calculating such Total Asset Value limitation;

(c) Unimproved real estate (which shall include raw land, valued at current book value) such that the aggregate book value of all such unimproved real estate exceeds five percent (5.0%) of Total Asset Value;

(d) Investments in Properties (other than Mortgages) that are not Office Properties or Studio Properties (provided that Investments for purposes of this clause (d) shall not include retail associated with Properties which are primarily Office Properties or Studio Properties) such that the aggregate value in such Investments exceeds ten percent (10.0%) of Total Asset Value;

(e) Common stock, Preferred Equity, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market exceeds ten percent (10.0%) of Total Asset Value;

(f) Investments in Unconsolidated Affiliates, such that the aggregate value of such Investments (determined in accordance with GAAP) in Unconsolidated Affiliates exceeds fifteen percent (15.0%) of Total Asset Value; and

(g) Investments in Studio Properties, such that the aggregate value of such Investments in Studio Properties exceeds twenty percent (20.0%) of Total Asset Value.

In addition to the foregoing limitations, the value attributable to investments in the types of assets specified in clauses (a), (b), (c), (d) and (e) in this definition above, in the aggregate, in excess of twenty-five (25.0%) shall be excluded from the calculation of Total Asset Value.

“Total Liabilities” means all Indebtedness of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Indebtedness of all Unconsolidated Affiliates, other than intercompany Indebtedness owed to Hudson REIT and its Subsidiaries.

“Type” means, with respect to any Loan, whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset Value” means without duplication, the sum of the following:

(a)	For each Unencumbered Pool Property owned for the most recently ended four (4) fiscal quarters, the quotient of (i) Net Operating Income attributable to such Unencumbered Pool Property (A) if other than a Studio Property, for the most recently ended two (2) fiscal quarters annualized, and (B) if a Studio Property, for the most recently ended four (4) fiscal quarters, divided by (ii) the Capitalization Rate, plus

(b)	For each Unencumbered Pool Property acquired within the last four (4) fiscal quarters, the acquisition cost of such Unencumbered Pool Property.

Notwithstanding the above, (i) to the extent that the Unencumbered Asset Value attributable to Unencumbered Pool Properties subject to Ground Leases exceeds thirty percent (30%) of total Unencumbered Asset Value (provided that the Metro Park Ground Lease shall not be taken into account when calculating such thirty percent (30%) limitation), such excess shall be excluded from Unencumbered Asset Value; (ii) to the extent that the aggregate rental revenue of the Unencumbered Pool Properties generated from a single tenant or Affiliated tenants in the aggregate exceeds twenty-five percent (25.0%), in each such case, such excess shall be excluded when determining Unencumbered NOI for the purposes of calculating Unencumbered Asset Value. In no event shall a Property valued pursuant to subsection (a) of this definition above be less than zero.

“Unencumbered NOI” means, for any period the aggregate NOI from the Unencumbered Pool Properties and all other unencumbered assets for the most recent two (2) fiscal quarters annualized. To the extent that an Unencumbered Pool Property has been owned for at least one month, but not for a full fiscal quarter, the NOI from that Property for such period of ownership will be annualized. If the Property has not been owned for one full month, NOI shall be based on an Administrative Agent approved pro forma NOI. Hudson REIT’s Ownership Share of NOI from unencumbered assets held by Unconsolidated Affiliates will be included in Unencumbered NOI calculations consistent with the above described treatment for NOI from Unencumbered Pool Properties.

“Unencumbered Pool” means, collectively, all of the Unencumbered Pool Properties.

“Unencumbered Pool Property” means the Properties designated as such pursuant to Section 4.2.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the immediately following twelve (12) months.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Notwithstanding the foregoing, all Indebtedness which is secured by a pledge of equity interests only and is recourse to Hudson REIT or its Subsidiaries shall be deemed to be Unsecured Indebtedness.

“Unsecured Interest Expense” means, for a given period, all Interest Expense attributable to Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis, and Hudson REIT’s Ownership Share of Unsecured Indebtedness of its Unconsolidated Affiliates, in each case for such period. For the purpose of this definition, Interest Expense will be based on actual Unsecured Interest Expense.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

Section 1.2 GAAP.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date, provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.7); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the use of GAAP, the calculation of Total Liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities), FASB ASC 805 or other FASB standards allowing or requiring entities to report fair values for financial liabilities (including fair market adjustments with respect to any loans, assumed in connection with the purchase of real property and any fair market adjustment to Ground Leases, in either case reported under GAAP as a liability). Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents, one hundred percent (100%) of the financial attributes of a consolidated Affiliate of Hudson REIT shall be included and only the Ownership Share of Hudson REIT of the financial attributes of an Unconsolidated Affiliate shall be included.

Section 1.3 General; References to Pacific Time.

References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent not prohibited hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Central time daylight or standard, as applicable. All references in this Agreement constitutions, treaties, statutes, laws, legislation, ordinances, regulations, rules, orders, writs, injunctions, or decrees of any Governmental Authority shall include all amendments or other modifications from time to time.

ARTICLE II. CREDIT FACILITY

Section 2.1 Intentionally Omitted.

Section 2.2 Loans.

(a) Making of Loans.

(i) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16, each 5-Year Term Loan Lender severally and not jointly agrees to make term Base Rate Loans and LIBOR Loans denominated in Dollars to the Borrower during the 5-Year Term Loan Availability Period, in an aggregate principal amount up to, but not exceeding, such 5-Year Term Loan Lender’s 5-Year Term Loan Commitment. Each borrowing of Base Rate Loans or LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.16, a borrowing of 5-Year Term Loans may be in the aggregate amount of the unused 5-Year Term Loan Commitments. Immediately following the end of the 5-Year Term Loan Availability Period, the 5-Year Term Loan Lenders shall have no further obligation to fund 5-Year Term Loans and any undisbursed 5-Year Term Loan Commitments shall be canceled.

(ii) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.16, each 7-Year Term Loan Lender severally and not jointly agrees to make term Base Rate Loans and LIBOR Loans denominated in Dollars to the Borrower during the 7-Year Term Loan Availability Period, in an aggregate principal amount up to, but not exceeding, such 7-Year Term Loan Lender’s 7-Year Term Loan Commitment. Each borrowing of Base Rate Loans or LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.16, a borrowing of 7-Year Term Loans may be in the aggregate amount of the unused 7-Year Term Loan Commitments. Immediately following the end of the 7-Year Term Loan Availability Period, the 7-Year Term Loan Lenders shall have no further obligation to fund 7-Year Term Loans and any undisbursed 7-Year Term Loan Commitments shall be canceled.

(b) Requests for Loans. Not later than 10:00 a.m. Pacific time at least one (1) Business Day prior to a borrowing of Loans that are to be Base Rate Loans and not later than 12:00 p.m. (noon) Pacific time at least three (3) Business Days prior to a borrowing of Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Loans (it being understood that a reference to the repayment of the Existing Term Loan Agreement and, subject to the last sentence of this Section 2.2(b), the general corporate purposes of the Borrower shall be sufficient for this purpose), the Type and Class of the requested Loans, and if such Loans are to be LIBOR Loans, the initial Interest Period for such Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower; provided that, subject to Section 5.4, such notice for LIBOR Loans may be revocable at the Borrower’s discretion, provided that the Administrative Agent receives notice of such revocation by 10:00 a.m. Pacific time at least one (1) Business Day prior to the borrowing thereof. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR quoted rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, it is understood and agreed by the Borrower that, so long as any amounts are outstanding under the Existing Term Loan Agreement, (i) the proceeds of all Loans hereunder shall be used solely to repay such amounts outstanding under the Existing Term Loan Agreement and (ii) all disbursements of Loan proceeds hereunder shall be immediately applied as a repayment of such outstanding amounts under the Existing Term Loan Agreement.

(c) Funding of Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the applicable Class of the proposed borrowing. Each Lender of the Class of Loans being requested shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. Pacific time on the date of such proposed Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement (which shall be the account to which the Borrower makes payments under the Existing Term Loan Agreement so long as any amounts are outstanding under the Existing Term Loan Agreement), not later than 12:00 noon Pacific time on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent. The Borrower may not reborrow any portion of the Loans once repaid or prepaid.

(d) Assumptions Regarding Funding by Lenders. With respect to Loans to be made after the Agreement Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the

Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

(e) Effect of Loans on the Commitments. Following disbursement of any 5-Year Term Loans, the 5-Year Term Loan Commitment of each 5-Year Term Loan Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such 5-Year Term Loan Lender’s 5-Year Term Loan Commitment Percentage, and (ii) the aggregate amount of all prior disbursements of 5-Year Term Loans. Following disbursement of any 7-Year Term Loans, the 7-Year Term Loan Commitment of each 7-Year Term Loan Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such 7-Year Term Loan Lender’s 7-Year Term Loan Commitment Percentage, and (ii) the aggregate amount of all prior disbursements of 7-Year Term Loans.

Section 2.3 Intentionally Omitted.

Section 2.4 Intentionally Omitted.

Section 2.5 Intentionally Omitted.

Section 2.6 Rates and Payment of Interest on Loans.

(a) Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to, but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans of such Class; and

(ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans of such Class.

Notwithstanding the foregoing, while an Event of Default exists at the election of Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is a Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and upon any Conversion of a Base Rate Loan to a LIBOR Loan on the principal amount Converted, (B) if such Loan is a LIBOR Loan, monthly in arrears on the first day of each month regardless of the Interest Period, commencing with the first full calendar month occurring after the Effective Date, and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for any reason whatsoever, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. The requirement to recalculate interest or fees pursuant to this Section 2.6(c) shall survive for one hundred eighty (180) days following the termination of this Agreement. This Section 2.6(c) shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights under this Agreement.

Section 2.7 Number of Interest Periods.

There may be no more than an aggregate of five (5) different Interest Periods for LIBOR Loans outstanding at the same time. For the purposes hereof, different portions of the Loan subject to Interest Periods of the same length, which are not co-terminus, shall be deemed different Interest Periods.

Section 2.8 Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans of a given Class on the Maturity Date applicable to such Class of Loans.

Section 2.9 Prepayments.

(a) Optional. Subject to Section 5.4, and except as otherwise provided in the immediately following subsection (c) with respect to 7-Year Term Loans, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan (which notice shall specify the Type and Class of Loan being repaid); provided that, subject to Section 5.4, such notice may be revocable at the Borrower’s discretion. Each voluntary prepayment of Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or in the aggregate amount of Loans then outstanding).

(b) Intentionally Omitted.

(c) Prepayment Premium. During the periods set forth in the table below, the Borrower may only prepay the 7-Year Term Loans, in whole or in part, at the prices (expressed as percentages of the principal amount of such 7-Year Term Loans to be prepaid) set forth below, as applicable, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
From the date hereof to and including November 17, 2016	102.0%
From November 18, 2016 to and including November 17, 2017	101.0%
All times after November 17, 2017	100.0%

Borrower acknowledges and agrees that the amounts payable under this Section in connection with the prepayment of 7-Year Term Loans is a reasonable calculation of the lost profits of the 7-Year Term Loan Lenders in view of the difficulties and impracticality of determining the actual lost profits resulting from the prepayment of such 7-Year Term Loans.

(d) No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.10 Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or in the aggregate amount of the LIBOR Loan being continued), and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. Pacific time three (3) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, Class and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11 Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, (i) a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists and (ii) no notice shall be required for a Conversion of a LIBOR Loan into a Base Rate Loan on the last day of an Interest Period. Each Conversion of Base Rate Loans of the same Class into LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.6. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan, unless the Borrower pays all applicable compensation pursuant to Section 5.4. Each such Notice of Conversion shall be given not later than 9:00 a.m. Pacific time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type and Class of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12 Notes.

(a) Notes. The 5-Year Term Loan made by each 5-Year Term Loan Lender shall, in addition to this Agreement, also be evidenced by a 5-Year Term Note (as to each 5-Year Term Loan Lender so requesting a 5-Year Term Note), one payable to each such 5-Year Term Loan Lender in a principal amount equal to the amount of its 5-Year Term Loan Commitment as originally in effect and otherwise duly completed. The 7-Year Term Loan made by each 7-Year Term Loan Lender shall, in addition to this Agreement, also be evidenced by a 7-Year Term Note (as to each 7-Year Term Loan Lender so requesting a 7-Year Term Note), one payable to each such 7-Year Term Loan Lender in a principal amount equal to the amount of its 7-Year Term Loan Commitment as originally in effect and otherwise duly completed.

(b) Records. Subject to Section 13.6(c), which shall control in the event of any inconsistency with this Section 2.12(b), the date, amount, interest rate, Type, Class and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13 Voluntary Reductions of the Commitments.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments of each Class at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”). Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Loans accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including, but not limited to, any applicable compensation due to each Lender in accordance with Section 5.4. For avoidance of doubt, only undrawn Commitments may be terminated or reduced pursuant to this Section.

Section 2.14 Intentionally Omitted.

Section 2.15 Intentionally Omitted.

Section 2.16 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan and no reduction of the Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan or such reduction in the Commitments (i) the aggregate principal amount of all outstanding 5-Year Term Loans would exceed the aggregate amount of the 5-Year Term Loan Commitments, or (ii) the aggregate principal amount of all outstanding 7-Year Term Loans would exceed the aggregate amount of the 7-Year Term Loan Commitments.

Section 2.17 Increase in Commitments.

The Borrower shall have the right to increase the aggregate amount of the Commitments up to three (3) times by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $475,000,000. Each such increase in Commitments of the same Class, each as applicable, must be in an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof (or the maximum amount of the incremental Commitments available pursuant to this Section 2.17). The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of the increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such increased Commitments. No Lender shall be obligated in any way whatsoever to increase its Commitment or provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. In connection with any increase in the Commitments of a given Class, the applicable Availability Period for such Class shall not apply to such increased Commitments. If a new Lender of a given Class becomes a party to this Agreement, or if any existing Lender is increasing its Commitment of a given Class or obtains a new Class of Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment of such Class or obtains a new Class of

Commitment) (and as a condition thereto) purchase from the other Lenders of such Class its applicable Commitment Percentage of such Class (determined with respect to the Lenders’ respective Commitments of such Class, as applicable, and after giving effect to the increase of Commitments of such Class, as applicable) of any outstanding Loans of such Class, as applicable, by making available to the Administrative Agent for the account of such other Lenders of such Class, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Loans of such Class to be purchased by such Lender, plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans of such Class. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, the parties hereto agree that, in connection with any increase in Commitments under this Section, the Administrative Agent, the Borrower, and each relevant new or increasing Lender shall endeavor to make arrangements satisfactory to such parties to cause each such new or increasing Lender to temporarily hold risk participations in the outstanding Loans, of the applicable Class, of the other Lenders of such Class (rather than fund its Commitment Percentage of such Class of all outstanding Loans of such Class concurrently with the effectiveness of such increase of Commitments of such Class) with a view toward minimizing breakage costs and transfers of funds in connection with such increase of Commitments. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4 as a result of the prepayment of any such Loans. Effecting the increase of the Commitments under this Section is subject to the following conditions precedent: (w) no Default or Event of Default shall exist on the effective date of such increase, (x) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (y) payment of any and all fees required in connection with such increased Commitments and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor that is a party to the Guaranty authorizing the guaranty of such increase; and (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and any Guarantor party to the Guaranty, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Notes executed by the Borrower, payable to any new Lenders and existing Lenders obtaining a new Class of Commitment and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s applicable Class of Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of such Commitments. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.17 any Lender becoming a party hereto shall execute (1) such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Section 2.18 Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1 Payments.

(a) Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b) Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) the making of a Class of Loans under Section 2.2(a) shall be made from the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (b) each payment or prepayment of principal of Loans of a given Class shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (c) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders, respectively; and (d) the making, Conversion and Continuation of Loans of a particular Type and Class (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type and Class shall be coterminous.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent including, without limitation, those set forth in the Fee Letter.

(b) Unused Fees.

(i) During the period from February 13, 2016 to and including the last day of the 5-Year Term Loan Availability Period, the Borrower agrees to pay to the Administrative Agent for the account of the 5-Year Term Loan Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the 5-Year Term Loan Commitments exceeds the aggregate principal balance of 5-Year Term Loans disbursed under this Agreement multiplied by two-tenths of one percent (0.20%) per annum. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of May 2016 and on the day immediately following the last day of the 5-Year Term Loan Availability Period or any earlier date of termination of the 5-Year Term Loan Commitments or reduction of the 5-Year Term Loan Commitments to zero.

(ii) During the period from February 13, 2016 to and including the last day of the 7-Year Term Loan Availability Period, the Borrower agrees to pay to the Administrative Agent for the account of the 7-Year Term Loan Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the 7-Year Term Loan Commitments exceeds the aggregate principal balance of 7-Year Term Loans disbursed under this Agreement multiplied by two-tenths of one percent (0.20%) per annum. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of May 2016 and on the day immediately following the last day of the 7-Year Term Loan Availability Period or any earlier date of termination of the 7-Year Term Loan Commitments or reduction of the 7-Year Term Loan Commitments to zero.

(c) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and the Lead Arrangers as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

Section 3.7 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) through (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8 Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in (i) the definition of “Requisite Lenders” and “Requisite Class Lenders”, as applicable, and (ii) Section 13.7.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans of such Class are held by the Lenders pro rata as if there had been no Defaulting Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b)(i) or Section 3.5(b)(ii) for any period during which that Lender is a Defaulting Lender.

(d) Defaulting Lender Cure. If the Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and cause the Loans of each Class to be held pro rata by the Lenders of such Class in accordance with their respective Commitment Percentages of such Class, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and outstanding Loans to an Eligible Assignee subject to and in accordance with the provisions of

Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is a Non-Defaulting Lender may (but shall not be obligated to) in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and outstanding Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, in accordance with Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate any such assignment. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable Defaulting Lender’s Commitment Percentage of each Class of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full Commitment Percentage of each Class of all outstanding Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 3.10 Taxes.

(a) Applicable Law. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 and Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. The Administrative Agent shall deliver to the Borrower an IRS Form W-9 and any forms or other documentation described above that it would be required to deliver to the Borrower if it were a Lender.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. UNENCUMBERED POOL

Section 4.1 Unencumbered Pool Requirements.

At all times the Properties in the Unencumbered Pool shall satisfy the following requirements, to Administrative Agent’s reasonable satisfaction:

(a)	The Unencumbered Asset Value shall be at least $250,000,000;

(b)	All Unencumbered Pool Properties shall be Eligible Properties;

(c)	There shall be at least five (5) Unencumbered Pool Properties; and

(d)	No Unencumbered Pool Property shall be Unimproved Land.

Section 4.2 Eligibility and Addition of Properties.

(a) Initial Unencumbered Pool Properties. As of the Agreement Date, the Properties identified on Schedule 4.2 shall be the Unencumbered Pool Properties.

(b) Additional Unencumbered Pool Properties. After the Agreement Date a Property shall be added to the Unencumbered Pool upon the satisfaction of each of the following conditions (as confirmed by Administrative Agent in writing):

(i) delivery to Administrative Agent of a current operating statement and rent roll for such Property audited or certified by Borrower to its knowledge as being true and correct in all material respects and historical operating statements (to the extent available), rent rolls (including ARGUS or similar information if available) and the purchase and sale agreement (if a new acquisition);

(ii) delivery to Administrative Agent of an operating budget for such Property for the current fiscal year;

(iii) receipt and review of a pro forma Compliance Certificate evidencing compliance on a pro-forma basis with the covenants set forth in Section 10.1(b) and Section 10.1(e);

(iv) delivery of such other information as may be reasonably requested by Administrative Agent in order to evaluate the potential Unencumbered Pool Property, including, but not limited to customary due diligence requests; and

(v) the owner of such Property shall have executed and delivered a Guaranty to the extent then required by and in compliance with Section 8.14.

Upon receipt of the foregoing, Administrative Agent shall conduct due diligence, reasonably satisfactory to Administrative Agent, with respect to the proposed Property to confirm such Property qualifies as an Eligible Property.

(c) Approval of Additional Unencumbered Pool Properties. If at any time there are less than ten (10) Unencumbered Pool Properties, the addition of a proposed Property to the Unencumbered Pool shall require the approval of Requisite Lenders. For so long as there are ten (10) or more Unencumbered Pool Properties, a proposed Property shall be added to the Unencumbered Pool upon satisfaction of the requirements set forth in Sections 4.1 and 4.2 above, as confirmed by Administrative Agent in writing (such confirmation not to be unreasonably withheld or delayed).

Section 4.3 Removal of Properties from the Unencumbered Pool.

(a) From time to time the Borrower may request, upon not less than ten (10) days prior written notice to the Administrative Agent, that any Property then included in the Unencumbered Pool be removed therefrom, which removal (the “Property Removal”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied:

(i) as of the date of such Property Removal and immediately after giving effect to such Property Removal (i) no Default or Event of Default exists or will exist; (ii) all representations and warranties and covenants contained herein and in the other Loan Documents are true and accurate in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (iii) the conditions of Section 4.1 are satisfied; and

(ii) Borrower delivers to Administrative Agent a pro forma Compliance Certificate in form and substance acceptable to Administrative Agent.

(b) Additionally, any Property included in the Unencumbered Pool shall be removed therefrom, in the event such Property is no longer an Eligible Property; provided, however, that if Borrower remedies the occurrence which caused such Property to become ineligible and provides evidence thereof to Administrative Agent’s satisfaction within ninety (90) days of such Property becoming ineligible, along with a representation that the Property is an Eligible Property, then, provided no Event of Default exists, such Property shall again be included in the Unencumbered Pool without satisfying the requirements of Section 4.2(b) and Section 4.2(c) above.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1 Additional Costs; Capital Adequacy.

(a) Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any Regulatory Change, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b) Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d) Notification and Determination of Additional Costs. The Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent and or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.2 Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) The Administrative Agent shall determine (which determination shall be conclusive (absent manifest error)) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period;

(b) the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c) the Administrative Agent reasonably determines (which determination shall be conclusive (absent manifest error)) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3 Illegality.

Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4 Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall (in consultation with such Lender) determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.5 Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), 5.2, or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.7, requires the vote of such Lender, and the Requisite Lenders or Requisite Class Lenders, as applicable, shall have voted in favor of such amendment, modification or waiver, then Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6 (b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender (including any amounts payable under

Section 5.4 by reason of such payment or otherwise), plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.

Section 5.7 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8 Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1 Initial Conditions Precedent.

The effectiveness of this Agreement is subject to the satisfaction or waiver of the following conditions precedent (the date of the satisfaction or waiver of the conditions set forth in this Section 6.1, the “Effective Date”):

(a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i) counterparts of this Agreement executed by each of the parties hereto;

(ii) to the extent requested by each Lender, Notes executed by the Borrower, payable to each applicable Lender (but excluding any Lender that has requested not to receive Notes) and complying with the terms of Section 2.12(a);

(iii) the Guaranty executed by Hudson REIT;

(iv) an opinion of (A) Latham & Watkins LLP, special counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by Administrative Agent and (B) Venable LLP, Maryland counsel to the Borrower and Hudson REIT, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by the Administrative Agent;

(v) the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued by the Secretary of State of the state of formation of each such Loan Party issued within thirty (30) days of the date hereof and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(viii) copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix) a Compliance Certificate calculated on a pro forma basis (taking into account the Unencumbered Pool Properties as of the Agreement Date) for the Borrower’s fiscal quarter ending June 30, 2015;

(x) a Disbursement Instruction Agreement effective as of the Effective Date;

(xi) copies of all Material Contracts in existence on the Agreement Date not previously delivered to Administrative Agent;

(xii) the Fee Letter;

(xiii) all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders for which an invoice has been provided at least three (3) Business Days prior to the date hereof, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xiv) to the extent not previously delivered to Administrative Agent, insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5 (including, without limitation, both property and liability insurance) is in full force and effect;

(xv) UCC, tax, judgment and lien search reports with respect to each Loan Party in all necessary or appropriate jurisdictions indicating that there are no liens of record other than Permitted Liens; and

(xvi) a complete listing of all Subsidiaries which are not Guarantors.

(b) In the good faith judgment of the Administrative Agent:

(i) there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since December 31, 2014, that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and

(iv) the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Section 6.2 Conditions Precedent to All Loans.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1, the obligations of Lenders to make any Loans are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (c) in the case of the borrowing of Loans, the Administrative Agent shall have received a timely Notice of

Borrowing. Each Credit Event (other than a Continuation or Conversion) shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Section 6.2 have been satisfied. For purposes of determining compliance with the conditions specified in Section 6.1 with respect to the initial effectiveness of this Agreement, for the benefit of Administrative Agent and the other Lenders, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity (as applicable), duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed on Part II of Schedule 7.1(b), (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in the Borrower and the Guarantors. As of the Agreement Date, Part III of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval not already obtained or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, which could reasonably be expected to have a Material Adverse Effect; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e) Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower, each other Loan Party and each other Material Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is Construction-in-Progress or a Renovation Property and, if such Property is Construction-in-Progress or a Renovation Property, the status of completion of such Property. Schedule 7.1(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties. Each of the Borrower, each other Loan Party and each other Material Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. No Eligible Property is subject to any Lien other than Permitted Liens (or, for the sake of clarity and to the extent that they are Liens, Negative Pledges permitted under Section 10.2) and each such Eligible Property otherwise satisfies all requirements under the Loan Documents for being an Eligible Property.

(g) Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees (other than Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar customary exceptions to recourse liability or exceptions relating to bankruptcy, insolvency, receivership or other similar events, provided that the obligations under such Guaranty have not become due and payable)) with an outstanding principal amount of $5,000,000 or more of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance, in all material respects, with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(h) Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, each of the Borrower, the other Loan Parties and the other Subsidiaries that is party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i) Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. To the knowledge of the Borrower, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary except as could not reasonably be expected to have a Material Adverse Effect.

(j) Taxes. All federal and state income tax returns and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income taxes and other material taxes required to be paid by the Borrower, each other Loan Party and each other Subsidiary, and with respect to their respective properties, income, profits and assets which are due and payable, have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States federal income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit by any Governmental Authority. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes are in accordance with GAAP, to the extent required under GAAP.

(k) Financial Statements. The Borrower has furnished to each Lender copies of the audited consolidated balance sheet of Hudson REIT and its consolidated Subsidiaries for the fiscal years ended December 31, 2013 and December 31, 2014, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Hudson REIT and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither Hudson REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l) No Material Adverse Change. Since December 31, 2014, taking into account public filings made with the Securities and Exchange Commission prior to the Agreement Date, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. The Borrower and Hudson REIT collectively are, and Hudson REIT and its Subsidiaries on a consolidated basis are, Solvent.

(m) Intentionally Omitted.

(n) ERISA.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Each Qualified Plan has received a favorable determination or is entitled to rely on a currently-effective prototype opinion letter from the Internal Revenue Service or a timely application for such letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent any Qualified Plan from being qualified under Section 401(a) of the Internal Revenue Code or cause the loss of such qualification.

(ii) The Borrower represents that, with respect to any Benefit Arrangement maintained by Hudson REIT or the Borrower that is a retiree welfare benefit arrangement, all amounts have been accrued on Hudson REIT’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $15,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) neither the Borrower nor Hudson REIT has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject Hudson REIT or the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o) Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Environmental Laws. Each of the Borrower, each other Loan Party and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties; (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect; and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws; (y) cause or contribute to any other potential common law or legal claim or other liability; or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. To Borrower’s knowledge, none of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.

(q) Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit that would impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r) Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Borrower and the other Loan Parties shall comply with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(s) Affiliate Transactions. Except as permitted by Section 10.9, none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except as could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any

Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u) Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Material Subsidiaries are engaged in the business of acquiring, owning, redeveloping, developing, financing and managing various types of Properties, including, without limitation, Retail Properties, Office Properties, Studio Properties, and Mixed-Use Properties, together with other business activities incidental thereto.

(v) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby (other than under the Fee Letter).

(w) Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished and to be furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were or will be (as applicable), at the time furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Agreement Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(x) No Prohibited Transactions. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as such term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y) OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/ index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z) REIT Status. Hudson REIT qualifies as, and has elected to be treated as, a REIT and its proposed methods of operation will enable it to continue to maintain its status as a REIT.

(aa) Unencumbered Pool Properties. Each Unencumbered Pool Property included in calculations of the Unencumbered Asset Value satisfies all of the requirements set forth in Section 4.1.

Section 7.2 Survival of Representations and Warranties, Etc.

All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the occurrence of each Credit Event (other than a Continuation), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply with all Applicable Law, including the obtaining of all Governmental Approvals, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 8.3 Maintenance of Property.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 8.4 Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.

Section 8.5 Insurance.

The Borrower shall, and shall cause each other Loan Party and each other Material Subsidiary to, maintain insurance (on a replacement cost basis as it relates to property insurance for all perils other than earthquake related perils, which shall be insured on a net probable maximum loss basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all certificates of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6 Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal and state income taxes and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) if the failure to pay or discharge such tax, assessment, charge, levy or claim could not reasonably be expected to have a Material Adverse Effect.

Section 8.7 Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with at least one Business Day’s prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Material Subsidiary with the Borrower’s accountants.

Section 8.8 Use of Proceeds.

The Borrower will use the proceeds of Loans only to (a) repay the amounts outstanding under the Existing Term Loan Agreement; (b) so long as all amounts outstanding under the Existing Term Loan Agreement shall have been paid in full, provide for the general working capital needs of Hudson REIT, the Borrower and its Subsidiaries and for other general corporate purposes of Hudson REIT, the Borrower and its Subsidiaries; and (c) to pay fees and expenses incurred in connection with the closing of the Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9 Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11 Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, except, in each case, to the extent that either of the foregoing could not reasonably be expected to have a Material Adverse Effect (other than in connection with clause (a)(1) of the definition thereof).

Section 8.12 REIT Status.

The Borrower shall cause Hudson REIT to maintain its status as a REIT under the Internal Revenue Code.

Section 8.13 Exchange Listing.

The Borrower shall cause Hudson REIT to maintain at least one class of common shares of Hudson REIT having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14 Guarantors.

(a) Subject to Section 8.14(c), within one hundred twenty (120) days, unless extended by Administrative Agent in its sole discretion, of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary) after the Effective Date or in connection with the addition of a Property to the Unencumbered Pool that is owned by a Subsidiary not already a Guarantor (or Borrower), the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (A) an Accession Agreement executed by such Subsidiary and (B) the items that would have been delivered under subsections (iv)(A), (v) through (viii), and (xiv) through (xvi), of Section 6.1(a) if such Subsidiary had been a Material Subsidiary on the Effective Date; provided, however, promptly (and in any event within one hundred twenty (120) days, unless extended by Administrative Agent in its sole discretion) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. For the purpose of clarity, each Unencumbered Pool Property must be owned by a Guarantor or the Borrower, except during any period in which the owner of any Unencumbered Pool Property is not required to provide a Guaranty pursuant to Section 8.14(c), in which case such Unencumbered Pool Property need only be owned by a Subsidiary of the Borrower or the Borrower.

(b) The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) subject to Section 8.14(c), such Guarantor does not own (or will not own as of such release) any Unencumbered Pool Property, nor any direct or indirect equity interest in any Subsidiary that owns an Unencumbered Pool Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a) or the last two sentences of the following subsection (c); (iii) no Default or Event of Default then exists or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c) Notwithstanding anything to the contrary contained in this Section 8.14 above, if Hudson REIT obtains an Investment Grade Rating and for so long as Hudson REIT maintains an Investment Grade Rating, no Material Subsidiary or owner of any Unencumbered Pool Property (or any other Subsidiary) shall be required to become a Guarantor and any Material Subsidiary or owner of any Unencumbered Pool Property (or any other Subsidiary) that has provided a Guaranty that is eligible to be released from such Guaranty pursuant to clauses (iii), (iv) and (v) of the preceding subsection (b) may be released from the Guaranty (which, for avoidance of doubt, shall in no event include Hudson REIT), unless such Person, or any Subsidiary that directly or indirectly owns any Equity Interest in such Person, provides a Guaranty of Indebtedness to a Person other than to Administrative Agent, for the benefit of the Guarantied Parties (as defined in the Guaranty). In the event Borrower fails to maintain an Investment Grade Rating, then each Material Subsidiary (other than an Excluded Subsidiary) and each owner of any Unencumbered Pool Property that is not then a Guarantor that is a party to the Guaranty hereunder shall comply with all the terms and conditions of Section 8.14(a) above within thirty (30) days of such failure. In the event a Material Subsidiary (other than an Excluded Subsidiary) or an owner of any Unencumbered Pool Property or any Subsidiary that directly or indirectly owns any Equity Interest in such owner, that is not then a Guarantor that is party to the Guaranty hereunder provides a Guaranty of Indebtedness to a Person other than to Administrative Agent, for the benefit of the Guarantied Parties (as defined in the Guaranty), then such Material Subsidiary, owner of any Unencumbered Pool Property and/or such Subsidiary that directly or indirectly owns any Equity Interest in such owner, as applicable, shall comply with all the terms and conditions of Section 8.14(a) above within thirty (30) days of executing such third party Guaranty.

ARTICLE IX. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the filing of Hudson REIT’s 10-Q with the Securities and Exchange Commission (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Hudson REIT), the unaudited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such period and setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Hudson REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Subject to Section 9.5, if the applicable financial statements of Hudson REIT are timely and publicly available electronically on the website of Hudson REIT or the SEC, then the Borrower shall be deemed to have met the delivery requirements of this Section 9.1.

Section 9.2 Year-End Statements.

As soon as available and in any event within five (5) days after the filing of Hudson REIT’s 10-K with the Securities and Exchange Commission (but in no event later than ninety (90) days after the end of each fiscal year of Hudson REIT), the audited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement, statement of cash flows and statement of stockholder equity) as at the end of such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Hudson REIT and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified as to substance and scope and who shall have authorized the Borrower to deliver such report to the Administrative Agent and the Lenders pursuant to this Agreement. Subject to Section 9.5, if the applicable financial statements of Hudson REIT are timely and publicly available electronically on the website of Hudson REIT or the SEC, then the Borrower shall be deemed to have met the delivery requirements of this Section 9.2.

Section 9.3 Compliance Certificate.

Within forty-five (45) days of the end of each of the first, second and third fiscal quarters of Hudson REIT and within ninety (90) days of the end of each fiscal year of Hudson REIT, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of Hudson REIT (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, (i) the calculations required to establish whether Hudson REIT was in compliance with the covenants contained in Section 10.1 and (ii) list of all assets included in calculations of Unencumbered Asset Value and shall disclose which assets have been added or removed from such calculation since the previous list delivered to Administrative Agent; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; (c) setting forth a statement of Funds From Operations; and (d) setting forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt, if any, of each such Property.

Section 9.4 Other Information.

To the extent not otherwise disclosed in the financial statements furnished to Administrative Agent pursuant to Sections 9.1 and 9.2 above or publically filed with the Securities and Exchange Commission, Borrower shall furnish to Administrative Agent the following:

(a) Promptly upon receipt thereof, copies of all reports disclosing matters identified through the audit or review of the operations of the Borrower or Hudson REIT which are reasonably likely to be materially detrimental to financial condition of the Borrower or Hudson REIT, if any, submitted to the Borrower, Hudson REIT or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b) Intentionally omitted;

(c) To the extent not publicly filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefore), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d) Intentionally omitted;

(e) At the time the financial statements are furnished pursuant to Section 9.2, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in detail, in form satisfactory to the Administrative Agent. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1 and 10.2 at the end of each fiscal quarter of the next succeeding fiscal year;

(f) If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States federal income tax returns of any Loan Party or any other Subsidiary are being audited;

(h) A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party concurrently with the next delivery of the Compliance Certificate;

(i) Prompt notice of (i) any change in the senior management of Hudson REIT or the Borrower, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Material Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect, together with such other information as requested by the Administrative Agent, the Lenders and their counsel to evaluate such matters;

(j) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(k) Promptly upon entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, a copy of such contract;

(l) Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(m) Intentionally Omitted;

(n) Intentionally Omitted;

(o) Intentionally Omitted;

(p) Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(q) Promptly, upon any change in Hudson REIT’s Credit Rating, a certificate stating that Hudson REIT’s Credit Rating has changed and the new Credit Rating that is in effect;

(r) Intentionally Omitted;

(s) Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(t) Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(u) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.

Section 9.5 Electronic Delivery of Certain Information.

(a) Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Pacific time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificate required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b) Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6 Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7 USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants:

Section 10.1 Financial Covenants.

(a) Ratio of Total Liabilities to Total Asset Value. The Borrower shall not permit the ratio of (i) Total Liabilities to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time; provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement. For purposes of this covenant, (A) Total Liabilities shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents in excess of $30,000,000 to the extent that there is an equivalent amount of

Indebtedness included in Total Liabilities that matures within twenty-four (24) months from the applicable date of the calculation, and (B) Total Asset Value shall be adjusted by deducting therefrom the amount by which Total Liabilities is adjusted pursuant to clause (A) above.

(b) Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 at any time; provided that such ratio may increase to 0.65 to 1.00 for up to two (2) consecutive calendar quarters immediately following a Material Acquisition not more than twice during the term of this Agreement. For purposes of this covenant, (A) Unsecured Indebtedness shall be adjusted by deducting therefrom the amount of unrestricted cash and Cash Equivalents in excess of $30,000,000 to the extent that there is an equivalent amount of Unsecured Indebtedness that matures within twenty-four (24) months from the applicable date of the calculation, and (B) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Unsecured Indebtedness is adjusted pursuant to clause (A) above.

(c) Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for any prior consecutive twelve (12) month period to (ii) Fixed Charges of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for such prior consecutive twelve (12) month period, to be less than 1.50 to 1.00 as of the last day of such fiscal quarter.

(d) Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Total Asset Value, to exceed 0.55 to 1.00, at any time.

(e) Ratio of Unencumbered NOI to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered NOI for any fiscal quarter to (ii) Unsecured Interest Expense for such fiscal quarter, to be less than 2.00 to 1.00 as of the last day of such fiscal quarter.

(f) Intentionally Omitted.

(g) Dividends and Other Restricted Payments. If a Default or Event of Default exists, the Borrower may only make Restricted Payments to Hudson REIT and other holders of Equity Interests of the Borrower during any fiscal year, in each case, in an aggregate amount not to exceed the minimum amount required to be distributed to all of the holders of Equity Interests of the Borrower such that the amount distributed to Hudson REIT is sufficient to enable Hudson REIT to (i) make scheduled cash distributions to shareholders of Hudson REIT to the extent such distributions were publicly announced prior to the occurrence of any Default or Event of Default, (ii) make scheduled dividends in respect of the Borrower Preferred Units and (iii) make cash distributions to its shareholders to remain in compliance with Section 8.12. If a Default or Event of Default specified in Section 11.1(a), Section 11.1(e) or Section 11.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

Section 10.2 Negative Pledge.

The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Pool Property or any direct or indirect ownership interest of the Borrower in any Person owning any Unencumbered Pool Property, now owned or hereafter acquired, except for (i) Permitted Liens and (ii) a Negative Pledge contained in any agreement that evidences Unsecured Indebtedness, which Negative Pledge contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Loan Documents.

Section 10.3 Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party (other than Hudson REIT) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than Hudson REIT) to: (a) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by the Borrower or any such Loan Party (other than any restrictions contained in the Borrower LP Agreement); (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than, in each case, (i) those encumbrances or restrictions contained in any Loan Document, (ii) restrictions and conditions imposed by Applicable Law, (iii) customary restrictions and conditions contained in agreements relating to the sale of such Loan Party or any Property owned by such Loan Party (to the extent such sale is permitted hereunder), (iv) customary restrictions and conditions contained in agreements relating to the acquisition of any Property (to the extent such acquisition is not prohibited under this Agreement), (v) customary restrictions governing any purchase money Liens permitted hereby covering only the property subject to such Lien, (vi) those restrictions contained in any other agreement that evidences Unsecured Indebtedness, which restrictions on the actions described above that are substantially similar to those contained in the Loan Documents and (vii) with respect to clause (d) only, customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

(i) any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor and any Subsidiary that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party;

(ii) any Subsidiary may sell, transfer or dispose of its assets to a Loan Party and any Subsidiary that is not a Loan Party may sell, transfer or dispose of its assets to any other Subsidiary that is not a Loan Party;

(iii) a Loan Party (other than the Borrower or any Loan Party that owns an Unencumbered Pool Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would exist;

(iv) any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns an Unencumbered Pool Property included in the calculation of Unencumbered Asset Value, the Borrower or such Loan Party shall be the survivor thereof; and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and

(v) the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Section 10.5 Intentionally Omitted.

Section 10.6 Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7 Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders in any material respect (provided, that amendments to include or modify customary special purpose entity provisions in connection with the incurrence of Secured Indebtedness shall not be deemed adverse under this Section 10.7) or (b) could reasonably be expected to have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).

Section 10.8 Intentionally Omitted.

Section 10.9 Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 10.10 Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from any of the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.11 Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated to be held by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE XI. DEFAULT

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal of any of the Loans when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement, any other Loan Document or the Fee Letter within five (5) Business Days of the same being due.

(b) Default in Performance.

(i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1, Section 9.2, Section 9.3 or Article X; or

(ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d) Indebtedness Cross Default.

(i) The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (1) $50,000,000 or more with respect to Non-Recourse Indebtedness, and/or (2) $30,000,000 or more with respect to Recourse Indebtedness (“Material Indebtedness”); or

(ii)(x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or

(iii) Intentionally Omitted; or

(iv) There occurs an “Event of Default” under and as defined in any Derivatives Contract with a notional value in excess of $50,000,000 as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).

(e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h) Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $50,000,000 (excluding amounts covered by insurance for which insurance coverage for such judgment has been confirmed by the applicable carrier), or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.

(j) ERISA.

(i) Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to Hudson REIT and/or the Borrower aggregating in excess of $50,000,000; or

(ii) The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40.0)% of the total voting power of the then outstanding voting stock of Hudson REIT; or

(ii) During any period of twelve (12) consecutive months ending after the Effective Date, individuals who at the beginning of any such twelve-month period constituted the Board of Directors of Hudson REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Hudson REIT was approved by a vote of at least fifty percent (50.0%) of the total voting power of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least fifty percent (50.0%) of the total voting power of the Board of Directors of the Borrower then in office.

Section 11.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments shall all immediately and automatically terminate.

(ii) Optional. If any other Event of Default shall exist, the Administrative Agent may (unless otherwise directed by Requisite Lenders) and at the direction of the Requisite Lenders shall: (1) declare, by written notice to the Borrower, (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments hereunder.

(b) Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 11.3 Intentionally Omitted.

Section 11.4 Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guarantied Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guarantied Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4) under any of the Loan Documents, in respect of any Guarantied Obligations shall be applied in the following order and priority:

(a) to the payment of that portion of the Guarantied Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent;

(b) to the payment of that portion of the Guarantied Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c) to the payment of that portion of the Guarantied Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders;

(d) to the payment of that portion of the Guarantied Obligations constituting unpaid principal of the Loans and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (d) payable to them; and

(e) the balance, if any, after all of the Guarantied Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guarantied Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6 Intentionally Omitted.

Section 11.7 Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8 Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9 Rights Cumulative.

(a) Generally. The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b) Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI, for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Specified Derivatives Provider Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iii) any Lender from exercising setoff rights in accordance with Section 13.4, (subject to the terms of Section 3.3), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. THE ADMINISTRATIVE AGENT

Section 12.1 Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2 Wells Fargo as Lender.

Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. This Section shall apply to any Lender acting as Administrative Agent.

Section 12.3 Intentionally Omitted.

Section 12.4 Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.5 Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. If a Lender shall not have given written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days of such initial written notice, the Administrative Agent shall provide a second written notice to such Lender. If such Lender shall not have given written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within such additional ten (10) Business Days, such Lender shall be deemed to have conclusively approved of, or consented to, such determination or any recommendation provided by Administrative Agent. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 13.7(b) or Section 13.7(c).

Section 12.6 Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7 Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Specified Derivatives Providers in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; or (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney in fact, each as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.8 Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (in each case, as determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, each as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any expenses (including the fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9 Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.10 Successor Administrative Agent.

The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender acting as the Administrative Agent) and the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender on the Agreement Date and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after (i) the Lenders’ giving notice of removal or (ii) the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent instead shall be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice. Any successor Administrative Agent shall be a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

Section 12.11 Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XIII. MISCELLANEOUS

Section 13.1 Notices.

Unless otherwise provided herein (including, without limitation, as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed by a nationally recognized carrier, telecopied, or hand-delivered as follows:

If to the Borrower:

Hudson Pacific Properties, L.P.

11601 Wilshire Blvd., 6th Floor

Los Angeles, California 90025-0317

Attn: Mark T. Lammas

Telecopy Number:   310-445-5710

Telephone Number: 310-445-5702

If to the Administrative Agent:

Wells Fargo Bank, National Association

1800 Century Park East, 12th Floor

Los Angeles, CA 90067

Attn: Kevin A. Stacker

E-Mail: kevin.a.stacker@wellsfargo.com

Telephone Number: 310-789-3768

If to the Administrative Agent under Article II:

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attn: Kirby D. Wilson

Telecopy Number:   866-595-7863

Telephone Number: 612-667-6009

If to any Lender:

To such Lender’s address or telecopy number as set forth in the applicable

Administrative Questionnaire

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted, if during normal business hours, otherwise on the next succeeding Business Day; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received. Neither the Administrative Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, reasonable and documented due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one counsel to the Administrative Agent (and, if reasonably required by the Administrative Agent, one local counsel in each applicable jurisdiction and/or one specialty counsel in any applicable jurisdiction) and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in the Unencumbered Pool and the Administrative Agent’s other activities under Article IV, and the reasonable and documented fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the fees and disbursements of one counsel (and, if reasonably required by the Administrative Agent and/or the Lenders, one local counsel in each applicable jurisdiction and/or one specialty counsel in any applicable jurisdiction and, in the case of any actual conflict of interest, one additional counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) without duplication of amounts payable under Section 3.10(c) and Section 3.10(d), to pay and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable and documented fees and disbursements of one counsel (and, if reasonably required by the Administrative Agent and/or the Lenders, one local counsel in each applicable jurisdiction and/or one specialty counsel in any applicable jurisdiction and, in the case of any actual conflict of interest, one additional counsel) to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3 Intentionally Omitted.

Section 13.4 Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9, and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5 Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.

(d) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations, as applicable, hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of an assigning 5-Year Term Loan Lender’s 5-Year Term Loan Commitment and 5-Year Term Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning 7-Year Term Loan Lender’s 7-Year Term Loan Commitment and 7-Year Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in the immediately preceding subsection (A), the aggregate amount of a specific Class of Commitments (which for this purpose includes Loans of such Class outstanding thereunder) or, if the applicable Class of Commitments is not then in effect, the principal outstanding balance of the applicable Class of Loans of the assigning Lender subject to each such assignment (in each such case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000 in the case of any assignment in respect of a Commitment of a given Class or Loans of such Class, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $2,500,000 in the case of a Commitment of a given Class or Loans of such Class, then such assigning Lender shall assign the entire amount of its Commitment of such Class and the Loans of such Class at the time owing to it.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan(s) or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans and Commitments on a non-pro-rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment or any unfunded Commitments if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv) Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender as such time) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.

(v) No Assignment to Borrower Parties. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Party or any of their respective Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Assignments by Specified Derivatives Provider. If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Eligible Assignee or another Lender (or Affiliate thereof).

(viii) Amendments to Schedule 1.1(a). The Administrative Agent may unilaterally amend Schedule 1.1(a) attached hereto to reflect any assignment effected hereunder.

(ix) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payments liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d) below.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty (if applicable) other than in accordance with Section 8.14 or any other release in accordance with the terms hereof, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1 and 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender )) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.6 and 5.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent either such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6 with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan or other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such interest in the Loans or other obligations under the Loan Documents as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(e) Intentionally Omitted.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(h) USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United Stated of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.7 Amendments and Waivers.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than the Fee Letter) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than the Fee Letter) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (c), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto) for such Class of Lenders. For the avoidance of doubt, the Requisite Class Lenders of a given Class may amend, modify or waive Section 6.2 or any other provision of this Agreement pursuant to the previous sentence if the sole effect of such amendment, modification or waiver is to require such Class of Lenders to make Loans of such Class when such Class of Lenders would not otherwise be required to do so (other than the waiver of any Event of Default). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b) Consent of Certain Lenders. No amendment, waiver or consent shall:

(i) modify the definition of “5-Year Term Loan Maturity Date”, “5-Year Term Loan Availability Period” or “5-Year Term Loan Commitment Percentage”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any 5-Year Term Loans or for the payment of Fees or any other Obligations owing to the 5-Year Term Loan Lenders, in each ease, without the written consent of each 5-Year Term Loan Lender;

(ii) modify the definition of “7-Year Term Loan Maturity Date”, “7-Year Term Loan Availability Period” or “7-Year Term Loan Commitment Percentage”, or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any 7-Year Term Loans or for the payment of Fees or any other Obligations owing to the 7-Year Term Loan Lenders, in each ease, without the written consent of each 7-Year Term Loan Lender;

(iii) modify the definition of “Maturity Date”, “Availability Period”, “Commitment” or “Commitment Percentage”, in each ease, without the written consent of each Lender;

(iv) modify the definition of the term “Requisite Class Lenders” or modify in any other manner the Class or number or percentage of the Lenders of any Class required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender of such Class;

(v) modify the definition of the term “Requisite Lenders” or, except as permitted under clause (iv) of this Section above, modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender.

(c) Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6 and any increases contemplated under Section 2.17) or subject the Lenders to any additional obligations except for increases contemplated under Section 2.17;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (provided that no amendment of any component definition (other than the defined terms “Applicable Margin – Ratings”, “Applicable Margin – Ratio”, “Level” and the corresponding rate tables contained therein) used in the calculation of such rates of interest shall constitute a reduction in such rate of interest);

(iii) reduce the amount of any Fees payable to the Lenders hereunder (provided that no amendment of any component definition used in the calculation of such fees shall constitute a reduction in such fees), other than Fees payable under any Fee Letter;

(iv) modify the definition of “Pro Rata Share”, “5-Year Term Loan Commitment Percentage”, “7-Year Term Loan Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2 or Section 11.5;

(v) amend this Section or, other than as set forth in the parentheticals in clauses (ii) and (iii) above, amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vi) release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14;

(vii) waive a Default or Event of Default under Section 11.1(a), except as provided in Section 11.7; or

(viii) amend, or waive the Borrower’s compliance with, Section 2.16.

(d) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(e) Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

(f) Consent of Extending Lenders. Notwithstanding anything to the contrary herein, with the consent of each Lender so electing, the Loans, this Agreement and the Loan Documents may be amended to permit the Borrower to extend the Maturity Date of each such electing Lender’s Loans and Commitments, in each case, as applicable, and to provide for different interest rates and fees for such extending Lender for such extended period. Any extension under this Section shall be in each such Lender’s sole discretion and shall be subject to the terms and conditions established by each such electing Lenders at such time.

Section 13.8 Non-Liability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9 Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 13.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications and market data collectors and similar service providers to the lending industry, such information to consist of deal terms and other information customarily found in such publications and/or provided to similar service providers; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10 Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of their respective Related Parties and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries, other than to the extent in violation of law; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection (a) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, each as determined by a court of competent jurisdiction in a final, non-appealable judgment. This Section 13.10(a) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, or on behalf of, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11 Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2 and 13.10 and any other provision of this

Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14 Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15 Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.16 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17 Limitation of Liability.

Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan

Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby. None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 13.18 Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no verbal agreements among the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.

Section 13.19 Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 13.20 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21 Time.

Time is of the essence with respect to each provision of this Agreement.

Section 13.22 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respect Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.23 Lender’s Agents.

Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.

Section 13.24 Special Representations, Warranties and Covenants Regarding Sanctions, Anti-Corruption, Anti-Money Laundering.

(a) The Borrower represents that neither Hudson REIT nor any of its Subsidiaries (collectively, the “Company”) nor, to the Company’s knowledge, any director, officer, or employee thereof or any agent, affiliate or representative of the Company, is a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(b) The operations of the Company and its affiliates are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1977, as amended by the PATRIOT Act, and the money laundering statutes of Mexico, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory authorities in such jurisdictions (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory authorities or any arbitrator involving the Hudson REIT or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(c) The Company and its affiliates have conducted their businesses in compliance in all material respects with all applicable laws, rules and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption (collectively, “Anti-Corruption Laws”) and have instituted and maintained, and will continue to comply with, and to maintain and enforce, reasonable policies and procedures designed to promote and achieve compliance in all material respects with, such laws. The Company shall maintain and enforce reasonable policies and procedures with respect to itself and its Subsidiaries designed to ensure compliance with applicable Money Laundering Laws.

(d) The Company shall not, directly or indirectly, use the proceeds of any borrowing or proceeds of any other extension of credit hereunder or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity (i) for any purpose that would violate Anti-Corruption Laws; (ii) to fund any activities of or business with any individual or entity that, at the time of such funding, is (A) the subject of Sanctions or (B) in any “Designated Jurisdiction”, in each case in violation in any material respect of any Sanctions; or (iii) in any other manner that will result in a material violation by any individual or entity (including any individual or entity participating in the financing transaction contemplated by this Agreement, whether as a Lender, Titled Agent, Administrative Agent or otherwise) of Sanctions, the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating to any of the foregoing or successor statute to any of the foregoing.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P. a Maryland limited partnership

By:	HUDSON PACIFIC PROPERTIES, INC. a Maryland corporation, its general partner

	By:	/s/ Mark T. Lammas
	Name:	Mark T. Lammas
	Title:	Chief Financial Officer

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Kevin A. Stacker
Name: Kevin A. Stacker
Title: Senior Vice President

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

BANK OF AMERICA, N.A.

By:	/s/ Helen W. Chan
Name: Helen W. Chan
Title: Vice President

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Adrian Metter
Name: Adrian Metter
Title: Senior Vice President

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

MUFG UNION BANK, N.A.

By:	/s/ Thomas E. Little
Name: Thomas E. Little
Title: Director

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

CITY NATIONAL BANK, a national banking association

By:	/s/ John Finnigan
Name: John Finnigan
Title: Senior Vice President

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

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Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

ROYAL BANK OF CANADA

By:	/s/ Rina Kansagra
Name: Rina Kansagra
Title: Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Term Loan Credit Agreement with Hudson Pacific Properties, L.P.

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Michael J. Sedivy
Name: Michael J. Sedivy
Title: Senior Vice President

[End of Signatures]

Schedule 1.1(a)

Commitment Amounts and Commitment Percentages as of the Agreement Date

5-Year Term Loan Commitment Amounts and 5-Year Term Loan Commitment Percentages as of the Agreement Date

5-Year Term Loan Lender	5-Year Term Loan Commitment Percentage	5-Year Term Loan Commitment Amount
Bank of America, N.A.	25.714285714%	$45,000,000.00
MUFG Union Bank, N.A.	25.714285714%	$45,000,000.00
City National Bank	11.428571429%	$20,000,000.00
U.S. Bank National Association	11.428571429%	$20,000,000.00
Barclays Bank plc	8.571428571%	$15,000,000.00
Morgan Stanley Bank, N.A.	8.571428571%	$15,000,000.00
Royal Bank of Canada	5.714285714%	$10,000,000.00
Goldman Sachs Bank USA	2.857142857%	$5,000,000.00

TOTAL COMMITMENT AMOUNT	100.000000000%	$175,000,000.00

7-Year Term Loan Commitment Amounts and 7-Year Term Loan Commitment Percentages as of the Agreement Date

7-Year Term Loan Lender	7-Year Term Loan Commitment Percentage	7-Year Term Loan Commitment Amount
Wells Fargo Bank, National Association	36.000000000%	$45,000,000.00
U.S. Bank National Association	36.000000000%	$45,000,000.00
MUFG Union Bank, N.A.	12.000000000%	$15,000,000.00
Goldman Sachs Bank USA	12.000000000%	$15,000,000.00
Associated Bank, National Association	4.000000000%	$5,000,000.00

TOTAL COMMITMENT AMOUNT	100.000000000%	$125,000,000.00

Schedule 1.1(b)

Loan Parties

(As of the Agreement Date)

Borrower

Hudson Pacific Properties, L.P.

Loan Parties

Hudson Pacific Properties, Inc.

Howard Street Associates LLC

Hudson 604 Arizona, LLC

Hudson 222 Kearny, LLC

Hudson 6040 Sunset, LLC

Hudson Northview, LLC

Hudson 625 Second, LLC

Hudson 3401 Exposition, LLC

Hudson Merrill Place, LLC

Hudson First & King, LLC

Hudson 9300 Wilshire, LLC

Hudson Del Amo Office, LLC

Hudson 12655 Jefferson, LLC

Hudson Palo Alto Square, LLC

Hudson 3400 Hillview Avenue, LLC

Hudson Embarcadero Place, LLC

Hudson Foothill Research Center, LLC

Hudson Page Mill Center, LLC

Hudson Clocktower Square, LLC

Hudson 3176 Porter Drive, LLC

Hudson 2180 Sand Hill Road, LLC

Hudson Towers at Shore Center, LLC

Hudson Skyway Landing, LLC

Hudson Shorebreeze, LLC

Hudson 555 Twin Dolphin Plaza, LLC

Hudson 333 Twin Dolphin Plaza, LLC

Hudson Bayhill Office Center, LLC

Hudson Peninsula Office Park, LLC

Hudson Metro Center, LLC

Hudson One Bay Plaza, LLC

Hudson Concourse, LLC

Hudson Gateway Place, LLC

Hudson Metro Plaza, LLC

Hudson 1740 Technology, LLC

Hudson Skyport Plaza, LLC

Hudson Techmart Commerce Center, LLC

Hudson Patrick Henry Drive, LLC

Hudson Campus Center, LLC

Hudson 10900 Washington, LLC

Hudson 275 Brannon, LLC

Hudson 6922 Hollywood, LLC

Hudson 3402 Pico, LLC

Hudson 4th & Traction, LLC

Hudson 1003 4th Place, LLC

Hudson 405 Mateo, LLC

Schedule 1.1(c)

Permitted Liens

None.

Schedule 1.1(d)

Ground Leases With Remaining Terms of Less Than 30 Years

See Attached.

1.	3400 Hillview (3400 Hillview Avenue, Palo Alto, CA 94304)

2.	Foothill Research Center (4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304)

3.	Lockheed (3176 Porter Drive, Palo Alto, CA 94304)

4.	Page Mill Center (1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304)

5.	Palo Alto Square (3000 El Camino Real, Palo Alto, CA 94306)

Schedule 1.1(e)

Ground Leases Subject to Consent

1.	3400 Hillview (3400 Hillview Avenue, Palo Alto, CA 94304)

2.	Foothill Research Center (4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304)

3.	Lockheed (3176 Porter Drive, Palo Alto, CA 94304)

4.	Page Mill Center (1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304)

5.	Metro Center (919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404)

6.	Clocktower Square (600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304)

7.	Palo Alto Square (3000 El Camino Real, Palo Alto, CA 94306)

8.	222 Kearny and 180 Sutter Street (220-222 Kearny Street, San Francisco, CA 94108 and 180 Sutter Street, San Francisco, CA 94104)

9.	Techmart Commerce Center (5201 Great America Parkway, Santa Clara, CA 95054)

Schedule 4.2

Unencumbered Pool Properties

(As of the Agreement Date)

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
222 Kearny Street and 180 Sutter Street	220-222 Kearny Street, San Francisco, CA 94108 and 180 Sutter Street, San Francisco, CA 94104 (San Francisco County )	Hudson 222 Kearny, LLC, a Delaware limited liability company
604 Arizona Avenue	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	Hudson 604 Arizona, LLC, a Delaware limited liability company
875 Howard Street	875 & 899 Howard St., San Francisco, CA 94103 (San Francisco County)	Howard Street Associates LLC, a Delaware limited liability company
Technicolor Building	6040 W. Sunset Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6040 Sunset, LLC, a Delaware limited liability company
Northview	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	Hudson Northview, LLC, a Delaware limited liability company
625 Second Street	625 Second Street, San Francisco, CA 94107 (San Francisco County)	Hudson 625 Second, LLC, a Delaware limited liability company
3401 Exposition Boulevard	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	Hudson 3401 Exposition, LLC, a Delaware limited liability company
Merrill Place	411 First Avenue South, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC, a Delaware limited liability company
505 First Street Avenue	505 First Avenue South, Seattle, WA 98104 (King County)	Hudson First & King, LLC, a Delaware limited liability company
83 South King Street	83 South King Street, Seattle, WA 98104 (King County)	Hudson First & King, LLC, a Delaware limited liability company
12655 Jefferson Boulevard	12655 Jefferson Blvd., Los Angeles, CA 90066 Los Angeles County)	Hudson 12655 Jefferson, LLC, a Delaware limited liability company
Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	Hudson Palo Alto Square, LLC, a Delaware limited liability company
3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3400 Hillview Avenue, LLC, a Delaware limited liability company

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
Embarcadero Place	2100, 2200, 2300 & 2400 Geng Road, Palo Alto, CA 94303 (Santa Clara County)	Hudson Embarcadero Place, LLC, a Delaware limited liability company
Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson Foothill Research Center, LLC, a Delaware limited liability company
Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	Hudson Page Mill Center, LLC, a Delaware limited liability company
Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	Hudson Clocktower Square, LLC, a Delaware limited liability company
Lockheed	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3176 Porter Drive, LLC, a Delaware limited liability company
The Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Concourse, LLC, a Delaware limited liability company
Gateway Office	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	Hudson Gateway Place, LLC, a Delaware limited liability company
Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Metro Plaza, LLC, a Delaware limited liability company
1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	Hudson 1740 Technology, LLC, a Delaware limited liability company
Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	Hudson Skyport Plaza, LLC, a Delaware limited liability company
Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	Hudson Techmart Commerce Center, LLC, a Delaware limited liability company
Patrick Henry Drive	3055 Patrick Henry Drive, Santa Clara, CA 95054 (Santa Clara County)	Hudson Patrick Henry Drive, LLC, a Delaware limited liability company
Campus Center (Office)	115, 135 & 155 North McCarthy Blvd., Milpitas, CA 95035 (Santa Clara County)	Hudson Campus Center, LLC, a Delaware limited liability company
2180 Sand Hill Road	2180 Sand Hill Road, Menlo Park, CA 94025 (San Mateo County)	Hudson 2180 Sand Hill Road, LLC, a Delaware limited liability company

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	Hudson Towers at Shore Center, LLC, a Delaware limited liability company
Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	Hudson Skyway Landing, LLC, a Delaware limited liability company
Shorebreeze	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	Hudson Shorebreeze, LLC, a Delaware limited liability company
555 Twin Dolphin Plaza	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 555 Twin Dolphin Plaza, LLC, a Delaware limited liability company
333 Twin Dolphin Plaza	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 333 Twin Dolphin Plaza, LLC, a Delaware limited liability company
Bayhill Office Center	999, 1001 & 1111 Bayhill Drive, 950 Elm Avenue and 1100 Grundy Lane, San Bruno, CA 94066 (San Mateo County)	Hudson Bayhill Office Center, LLC, a Delaware limited liability company
Peninsula Office Park	2600, 2655, 2755, 2800, 2929, 2955 & 2988 Campus Drive, San Mateo, CA 94403 (San Mateo County)	Hudson Peninsula Office Park, LLC, a Delaware limited liability company
Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	Hudson Metro Center, LLC, a Delaware limited liability company
One Bay Plaza	1350 Bayshore Highway, Burlingame, CA 94010 (San Mateo County)	Hudson One Bay Plaza, LLC, a Delaware limited liability company
10900 Washington Boulevard	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	Hudson 10900 Washington, LLC, a Delaware limited liability company
275 Brannan	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	Hudson 275 Brannan, LLC, A Delaware limited liability company
6922 Hollywood Boulevard	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6922 Hollywood, LLC, a Delaware limited liability company
405 Mateo	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	Hudson 405 Mateo, LLC, , a Delaware limited liability company
1003 4th Place	1003 East 4th Place, Los Angeles, CA 90013 (Los Angeles County)	Hudson 1003 4th Place, LLC, , a Delaware limited liability company

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
4th & Traction	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	Hudson 4th & Traction, LLC, a Delaware limited liability company
3402 Pico Boulevard	3402 Pico Boulevard, Santa Monica, CA 90405 (Los Angeles County)	Hudson 3402 Pico, LLC

Schedule 7.1(b)

Ownership Structure

Part I:

Entity	Jurisdiction	Ownership

HCTD, LLC	Delaware	100% Hudson Pacific Services, Inc.

HFOP City Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Howard Street Associates LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 604 Arizona, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 275 Brannan, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 6922 Hollywood, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 222 Kearny, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 901 Market, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 1455 GP, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 1455 Market, L.P.[1]	Delaware	• 55% Hudson Pacific Properties, L.P. • 100% Non-Economic GP Interest, Hudson 1455 GP, LLC

Hudson 1455 Market Street, LLC	Delaware	• 100% Non-Director Voting Common and 65% Director Voting Preferred, Hudson 1455 Market, L.P. • 35% Director Voting Preferred, Hudson 1455 GP, LLC

Hudson 1861 Bundy, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 6040 Sunset, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 10900 Washington, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 10950 Washington, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 9300 Wilshire, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson OP Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Capital, LLC	California	100% Hudson Pacific Properties, L.P.

Hudson Del Amo Office, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson First Financial Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Pacific Services, Inc.	Maryland	100% Hudson Pacific Properties, L.P.

Hudson Media and Entertainment Management, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Rincon Center, LLC	Delaware	100% Rincon Center Commercial, LLC

Hudson Tierrasanta, LLC	Delaware	100% Hudson Pacific Properties, L.P.

[1]	Joint Venture Entity.

Entity	Jurisdiction	Ownership

Rincon Center Commercial, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Sunset Bronson Entertainment Properties, LLC	Delaware	100% Sunset Studio Holdings, LLC

Sunset Bronson Services, LLC	Delaware	100% Hudson Pacific Services, Inc.

Sunset Gower Entertainment Properties, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Sunset Gower Services, LLC	Delaware	100% Hudson Pacific Services, Inc.

Sunset Studios Holdings, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Met Park North, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 9300 Culver, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Combined/Hudson 9300 Culver, LLC	Delaware	92.5% Hudson 9300 Culver, LLC

Hudson JW, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson MC Partners, LLC[2]	Delaware	65% Hudson JW, LLC

P1 Hudson MC, Partners, LLC	Delaware	100% Hudson MC Partners, LLC

P2 Hudson MC Partners, LLC	Delaware	100% Hudson MC Partners, LLC

Hudson 3402 Pico, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Element LA, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Northview, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 625 Second, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson First & King, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 3401 Exposition, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Merrill Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 801 S. Broadway Participation, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 12655 Jefferson, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Palo Alto Square, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 3400 Hillview Avenue, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Embarcadero Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Foothill Research Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

[2]	Joint Venture Entity.

Entity	Jurisdiction	Ownership

Hudson Page Mill Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Clocktower Square, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 3176 Porter Drive, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 2180 Sand Hill Road, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Towers at Shore Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Skyway Landing, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Shorebreeze, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 555 Twin Dolphin Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 333 Twin Dolphin Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Bayhill Office Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Peninsula Office Park, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Bay Park Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Metro Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson One Bay Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Concourse, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Gateway Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Metro Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 1740 Technology, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Skyport Plaza, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Skyport Plaza Land, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Techmart Commerce Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Patrick Henry Drive, LLC	Delaware	100% Hudson Pacific Properties, L.P.]

Hudson Campus Center, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson Campus Center Land, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 4th and Traction, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 405 Mateo, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Hudson 1003 4th Place, LLC	Delaware	100% Hudson Pacific Properties, L.P.

Part II:

Stockholders Agreement by and among Hudson Pacific Properties, Inc., Hudson Pacific Properties, L.P.,

Blackstone Real Estate Advisors L.P. and the Sponsor Stockholders named therein, dated as of April 1, 2015.

Third Amended and Restated Limited Partnership Agreement of Hudson Pacific Properties, L.P., dated as of April 1, 2015.

Part III:

None.

Schedule 7.1(f)(i)

List of Properties

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER

222 Kearny Street and 180 Sutter Street	220-222 Kearny Street, San Francisco, CA 94108 and 180 Sutter Street, San Francisco, CA 94104 (San Francisco County )	84.8%	Hudson 222 Kearny, LLC

604 Arizona Avenue	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	100.0%	Hudson 604 Arizona, LLC

625 Second Street	625 Second Street, San Francisco, CA 94107 (San Francisco County)	56.1%	Hudson 625 Second, LLC

Del Amo Financial Building	3501 Sepulveda Boulevard, Torrance, CA 90505 (Los Angeles County)	100%	Hudson Del Amo Office, LLC

6922 Hollywood Boulevard	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	85.7%	Hudson 6922 Hollywood, LLC

10900 Washington Boulevard	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	100%	Hudson 10900 Washington, LLC

Technicolor Building	6040 & 6060 W. Sunset Boulevard, Hollywood, CA 90028 (Los Angeles County)	100%	Hudson 6040 Sunset, LLC

83 South King Street	83 South King Street, Seattle, WA, 98104 (King County)	97.0%	Hudson First & King, LLC

505 First Avenue South	505 First Avenue South, Seattle, WA 98104 (King County)	96.5%	Hudson First & King, LLC

Northview	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	81.8%	Hudson Northview, LLC

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER

3401 Exposition Boulevard	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	100%	Hudson 3401 Exposition, LLC

Merrill Place	411 First Avenue South, Seattle, WA 98104 (King County)	73.2%	Hudson Merrill Place, LLC

9300 Wilshire	9300 Wilshire Blvd. Beverly Hills, CA 90212 (Los Angeles County)	91.5%	Hudson 9300 Wilshire, LLC

3402 Pico Boulevard (Renovation Property)[3]	3402 Pico Boulevard, Santa Monica, CA 90405 (Los Angeles County)	0%	Hudson 3402 Pico, LLC

12655 Jefferson Boulevard (Renovation Property)[4]	12655 Jefferson Boulevard Los Angeles, CA 90066 (Los Angeles County)	0%	Hudson 12655 Jefferson, LLC

ICON (Development/ Construction in Progress)[5]	5800 Sunset Boulevard Hollywood, CA 90028 (Los Angeles County)	0%	Sunset Bronson Entertainment Properties, LLC

Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	83.6%	Hudson Palo Alto Square, LLC

3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	100%	Hudson 3400 Hillview Avenue, LLC

Embarcadero Place	2100, 2200, 2300 & 2400 Geng Road, Palo Alto, CA 94303 (Santa Clara County)	74.3%	Hudson Embarcadero Place, LLC

Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	100%	Hudson Foothill Research Center, LLC

[3]	Entitlement process underway. Completion date to be determined.
[4]	Construction underway. Estimated completion Q4-2015.
[5]	Construction underway. ICON I Tower estimated completion Q4-2016; ICON II Tower estimated completion Q3-2017.

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER

Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	62.7%	Hudson Page Mill Center, LLC

Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	96.9%	Hudson Clocktower Square, LLC

Lockheed	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	91.7%	Hudson 3176 Porter Drive, LLC

The Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	93.6%	Hudson Concourse, LLC

Gateway Office	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	80.6%	Hudson Gateway Place, LLC

Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	78.7%	Hudson Metro Plaza, LLC

1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	99.1%	Hudson 1740 Technology, LLC

Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	99.1%	Hudson Skyport Plaza, LLC

Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	79.6%	Hudson Techmart Commerce Center, LLC

Patrick Henry Drive (Renovation Property)[6]	3055 Patrick Henry Drive, Santa Clara, CA 95054 (Santa Clara County)	0.0%	Hudson Patrick Henry Drive, LLC

Campus Center (Office)	115, 135 & 155 North McCarthy Blvd., Milpitas, CA 95035 (Santa Clara County)	100%	Hudson Campus Center, LLC

[6]	Design/permitting processes underway. Completion date to be determined.

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER

2180 Sand Hill Road	2180 Sand Hill Road, Menlo Park, CA 94025 (San Mateo County)	56.0%	Hudson 2180 Sand Hill Road, LLC

Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	94.8%	Hudson Towers at Shore Center, LLC

Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	84.5%	Hudson Skyway Landing, LLC

Shorebreeze	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	66.5%	Hudson Shorebreeze, LLC

555 Twin Dolphin Plaza	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	88.9%	Hudson 555 Twin Dolphin Plaza

333 Twin Dolphin Plaza	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	73.5%	Hudson 333 Twin Dolphin Plaza, LLC

Bayhill Office Center	999, 1001 & 1111 Bayhill Drive, 950 Elm Avenue and 1100 Grundy Lane, San Bruno, CA 94066 (San Mateo County)	89.0%	Hudson Bayhill Office Center, LLC

Peninsula Office Park	2600, 2655, 2755, 2800, 2929, 2955 & 2988 Campus Drive, San Mateo, CA 94403 (San Mateo County)	80.2%	Hudson Peninsula Office Park, LLC

Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	57.5%	Hudson Metro Center, LLC

One Bay Plaza	1350 Bayshore Highway, Burlingame, CA 94010 (San Mateo County)	75.0%	Hudson One Bay Plaza, LLC

275 Brannan	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	100%	Hudson 275 Brannan, LLC

875 Howard Street	875 & 899 Howard St., San Francisco, CA 94103 (San Francisco County)	80.0%	Howard Street Associates LLC

PROPERTY NAME	ADDRESS	PERCENT OCCUPIED	FEE AND/OR LEASEHOLD OWNER

4th & Traction (Renovation Property)[7]	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	0.0%	Hudson 4th & Traction, LLC

405 Mateo (Renovation Property)[8]	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	0.0%	Hudson 405 Mateo, LLC

1003 4th Place (Renovation Property)[9]	1003 East 4th Place, Los Angeles, CA 90013 (Los Angeles County)	0.0%	Hudson 1003 4th Place, LLC

[7]	Design/permitting underway. Completion date to be determined.
[8]	Design/permitting underway. Completion date to be determined.
[9]	Design/permitting underway. Completion date to be determined.

Schedule 7.1(f)(ii)

Eligible Properties

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER

222 Kearny Street and 180 Sutter Street	220-222 Kearny Street, San Francisco, CA 94108 and 180 Sutter Street, San Francisco, CA 94104 (San Francisco County)	Hudson 222 Kearny, LLC

604 Arizona Avenue	604 Arizona Avenue, Santa Monica, CA 90401 (Los Angeles County)	Hudson 604 Arizona, LLC

875 Howard Street	875 & 899 Howard St., San Francisco, CA 94103 (San Francisco County)	Howard Street Associates LLC

Technicolor Building	6040 & 6060 W. Sunset Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6040 Sunset, LLC

Northview	20700 44th Avenue West, Lynwood, WA 98036 (Snohomish County)	Hudson Northview, LLC

625 Second Street	625 Second Street, San Francisco, CA 94107 (San Francisco County)	Hudson 625 Second, LLC

3401 Exposition Boulevard	3401 Exposition Boulevard, Santa Monica, CA 90404 (Los Angeles County)	Hudson 3401 Exposition, LLC

Merrill Place	411 First Avenue South, Seattle, WA 98104 (King County)	Hudson Merrill Place, LLC

505 First Street Avenue	505 First Avenue South, Seattle, WA 98104 (King County)	Hudson First & King, LLC

83 South King Street	83 South King Street, Seattle, WA 98104 (King County)	Hudson First & King, LLC

10900 Washington Boulevard	10900 Washington Boulevard, Culver City, CA 90232 (Los Angeles County)	Hudson 10900 Washington, LLC

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER

3402 Pico Boulevard	3402 Pico Boulevard, Santa Monica, CA 90405 (Los Angeles County)	Hudson 3402 Pico, LLC

12655 Jefferson Boulevard	12655 Jefferson Blvd., Los Angeles, CA 90016 (Los Angeles County)	Hudson 12655 Jefferson, LLC

6922 Hollywood Blvd.	6922 Hollywood Boulevard, Hollywood, CA 90028 (Los Angeles County)	Hudson 6922 Hollywood, LLC

Palo Alto Square	3000 El Camino Real, Palo Alto, CA 94306 (Santa Clara County)	Hudson Palo Alto Square, LLC

3400 Hillview	3400 Hillview Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3400 Hillview Avenue, LLC

Embarcadero Place	2100, 2200, 2300 & 2400 Geng Road, Palo Alto, CA 94303 (Santa Clara County)	Hudson Embarcadero Place, LLC

Foothill Research Center	4001, 4005, 4009 & 4015 Miranda Avenue, Palo Alto, CA 94304 (Santa Clara County)	Hudson Foothill Research Center, LLC

Page Mill Center	1500, 1510, 1520 & 1530 Page Mill Road, Palo Alto, CA 94304 (Santa Clara County)	Hudson Page Mill Center, LLC

Clocktower Square	600, 620, 630 & 660 Hansen Way, Palo Alto, CA 94304 (Santa Clara County)	Hudson Clocktower Square, LLC

Lockheed	3176 Porter Drive, Palo Alto, CA 94304 (Santa Clara County)	Hudson 3176 Porter Drive, LLC

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER

The Concourse	224 & 226 Airport Parkway, and 1731, 1735, 1741, 1745, 1757 & 1759 Technology Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Concourse, LLC

Gateway Office	2001, 2005, 2033, 2045, 2055, 2077 & 2099 Gateway Place, San Jose, CA 95110 (Santa Clara County)	Hudson Gateway Place, LLC

Metro Plaza	25, 101 & 181 Metro Drive, San Jose, CA 95110 (Santa Clara County)	Hudson Metro Plaza, LLC

1740 Technology	1740 Technology Drive, San Jose, CA 95112 (Santa Clara County)	Hudson 1740 Technology, LLC

Skyport Plaza	1602, 1650, 1652 & 1700 Technology Drive and 50 & 90 Skyport Drive, San Jose, CA 95112 (Santa Clara County)	Hudson Skyport Plaza, LLC

Techmart Commerce Center	5201 Great America Parkway, Santa Clara, CA 95054 (Santa Clara County)	Hudson Techmart Commerce Center, LLC

Patrick Henry Drive	3055 Patrick Henry Drive, Santa Clara, CA 95054 (Santa Clara County)	Hudson Patrick Henry Drive, LLC

Campus Center (Office)	115, 135 & 155 North McCarthy Blvd., Milpitas, CA 95035 (Santa Clara County)	Hudson Campus Center, LLC

2180 Sand Hill Road	2180 Sand Hill Road, Menlo Park, CA 94025 (San Mateo County)	Hudson 2180 Sand Hill Road, LLC

Towers at Shore Center	201, 203 & 205 Redwood Shores Parkway, Redwood City, CA 94065 (San Mateo County)	Hudson Towers at Shore Center, LLC

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER

Skyway Landing	955, 959 & 999 Skyway Road, San Carlos, CA 94070 (San Mateo County)	Hudson Skyway Landing, LLC

Shorebreeze	255 & 275 Shoreline Drive, Redwood City, CA 94065 (San Mateo County)	Hudson Shorebreeze, LLC

555 Twin Dolphin Plaza	555 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 555 Twin Dolphin Plaza, LLC

333 Twin Dolphin Plaza	333 Twin Dolphin Plaza, Redwood City, CA 94065 (San Mateo County)	Hudson 333 Twin Dolphin Plaza, LLC

Bayhill Office Center	999, 1001 & 1111 Bayhill Drive, 950 Elm Avenue and 1100 Grundy Lane, San Bruno, CA 94066 (San Mateo County)	Hudson Bayhill Office Center, LLC

Peninsula Office Park	2600, 2655, 2755, 2800, 2929, 2955 & 2988 Campus Drive, San Mateo, CA 94403 (San Mateo County)	Hudson Peninsula Office Park, LLC

Metro Center	919, 939, 977 & 989 East Hillsdale Blvd. and 950 Tower Lane, Foster City, CA 94404 (San Mateo County)	Hudson Metro Center, LLC

One Bay Plaza	1350 Bayshore Highway, Burlingame, CA 94010 (San Mateo County)	Hudson One Bay Plaza, LLC

275 Brannan	275 Brannan Street, San Francisco, CA 94107 (San Francisco County)	Hudson 275 Brannan, LLC

405 Mateo	405 Mateo, Los Angeles, CA 90013 (Los Angeles County)	Hudson 405 Mateo, LLC,

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER

1003 4th Place	1003 East 4th Place, Los Angeles, CA 90013 (Los Angeles County)	Hudson 1003 4th Place, LLC,

4th & Traction	963 East 4th Street, Los Angeles, CA 90013 (Los Angeles County)	Hudson 4th & Traction, LLC

Schedule 7.1(g)

Existing Indebtedness

(As of the Agreement Date)10

Obligation	Address of Property	Outstanding	Guarantees[11]

Mortgage loan secured by Sunset Gower/Sunset Bronson	Sunset Gower 1438 N. Gower Street Hollywood, CA 90028 (Los Angeles County) Sunset Bronson 5800 Sunset Blvd. Hollywood, CA 90028 (Los Angeles County)	$97,000,000	Partial Payment & Carve-Out Guaranty.

Mortgage loan secured by Rincon Center	121 Spear Street San Francisco, CA 94105 (San Francisco County)	$102,920,270	Transfer Tax Indemnity Letter.

Mortgage loan secured by 10950 Washington, LLC	10912 & 10950 West Washington Blvd. Culver City, CA 90232 (Los Angeles County)	$28,525,276	None.

Mortgage loan secured by 901 Market, LLC	901 Market Street San Francisco, CA 94103 (San Francisco County)	$30,000,000	Partial Payment & Completion Guarantee.

Mortgage loan secured by P1 Hudson MC Partners, LLC (Pinnacle I)	3400 West Olive Avenue Burbank CA 91505 (Los Angeles County)	$129,000,000	None.

Mortgage loan secured by P2 Hudson MC Partners, LLC (Pinnacle II)	3300 West Olive Avenue Burbank, CA 91505 (Los Angeles County)	$86,537,136	None.

Mortgage loan secured by Met Park North, LLC	1220 Howell Street Seattle, WA 98101 (King County)	$64,500,000	None.

Mortgage loan secured by Element LA, LLC	1861, 1901, 1925 & 1933 South Bundy Drive 12333 West Olympic Boulevard Los Angeles, California 90025	$83,106,785[12]	Partial Payment & Completion Guarantee.

[10]	Loan balances as of September 30, 2015.
[11]	Hudson Pacific Properties, L.P. is the Guarantor/Indemnitor with respect to each of the listed Obligations.
[12]	Subsequent to September 30, 2015, this loan was refinanced with a 10-year, $168,000,000, financing.

Schedule 7.1(h)

Material Contracts

None.

Schedule 7.1(i)

Litigation

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and [between][among] [the][each]13 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]14 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]15 hereunder are several and not joint.]16 Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement identified below (as hereafter amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the] [any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[13]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[14]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[15]	Select as appropriate.
[16]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Hudson Pacific Properties, L.P., a Maryland limited partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of November , 2015,

among Borrower, the Lenders parties thereto, Wells Fargo Bank,

National Association, as Administrative Agent, and the other parties thereto from time to time.

6.	Assigned Interest[s]:

Assignor[s][17]	Assignee[s][18]	Class Assigned[19]	Aggregate Amount of Commitments/ Loans for all Lenders[20]	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[21]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

7.    Effective Date:                                  , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT, WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[17]	List each Assignor, as appropriate.
[18]	List each Assignee, as appropriate.
[19]	Fill in appropriate terminology for the Class of facilities under the Credit Agreement that are being assigned under this Assignment (e.g, “5-Year Term Loan”, “7-Year Term Loan”, etc.)
[20]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[21]	Set forth, to at least 9 decimals, as a percentage of the Commitments/ Loans of all Lenders thereunder.

[8.	Trade Date: ][22]

[Remainder of this page intentionally left blank]

[22]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment and Assumption Agreement as of the Effective Date.

ASSIGNOR[S]:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[CONSENTED TO AND]23 ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

[CONSENTED TO:]24

[NAME OF RELEVANT PARTY OR PARTIES]

By:
Name:
Title:

[23]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[24]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under such definition), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 7.1(k) thereof or of the most recent financial statements delivered pursuant to Section 9.1 or 9.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, Section 3.10), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

A-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-2

EXHIBIT B

FORM OF GUARANTY

GUARANTY

THIS GUARANTY, dated as of                      , 20     (this “Guaranty”), executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons, each a “Guarantor”, and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the other Lenders (the Administrative Agent and the other Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, each Guarantor is owned and controlled by the Borrower (other than Hudson REIT, which is the direct parent of the Borrower);

WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations (as amended, modified, restated, supplemented or replaced from time to time, collectively, the “Guarantied Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guarantied Document or any assignment or transfer of any Guarantied Document;

(b) any lack of validity or enforceability of any Guarantied Document or any assignment or transfer of any Guarantied Document;

(c) any furnishing to any of the Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any Loan Party or any other Person to recover payments made under this Guaranty;

(g) any non-perfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h) any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j) any defense, set off, claim or counterclaim (other than payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;

(k) any change in the corporate existence, structure or ownership of any Loan Party;

(l) any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guarantied Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Guarantied Parties may, at any time and from time to time, pursuant to the terms of the Guarantied Documents, as applicable, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Guarantied Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guarantied Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Guarantied Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Guarantied Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lenders or intended or understood by Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Lenders, such as non-judicial foreclosure with respect to security for a guaranteed obligation, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of law; (e) any defense based upon Lenders’ or Administrative Agent’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under any of the Guarantied Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lenders’ election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lenders may have against any Loan Party and any right to participate in, or benefit from, any security for any of the Guarantied Documents now or hereafter held by Lenders; and (j) notice of acceptance hereof or any presentment, demand, protest, or notice of any kind (except to the extent expressly required under the Credit Agreement or the other Loan Documents, as applicable), and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment, upon an Event of Default, of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guarantied Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing. Until the Guarantied Obligations have been repaid in full, each Guarantor hereby forever waives to the fullest extent possible any and all claims such Guarantor may have against any Loan Party arising out of any payment by such Guarantor to the Administrative Agent and the Lenders of any of the obligations pursuant to this Guaranty, including, but not limited to, all such claims of such Guarantor arising out of any right of subrogation, indemnity, reimbursement, contribution, exoneration, payment or any other claim, cause of action, right or remedy against the Borrower, whether such claim arises at law, in equity, or out of any written or oral agreement between or among such Guarantor, the Borrower or otherwise. The waivers set forth above are intended by each Guarantor, the Administrative Agent and the Lenders to be for the benefit of each Loan Party, and such waivers shall be enforceable by such Loan Party, or any of their successors or assigns, as an absolute defense to any action by such Guarantor against such Loan Party or the assets of such Loan Party, which action arises out of any payment by such Guarantor to the Administrative Agent or Lenders upon any of these obligations. The waivers set forth herein may not be revoked by any Guarantor without the prior written consent of the Administrative Agent and each Loan Party.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid without set-off or counterclaim or any deduction or withholding of any Indemnified Taxes, subject to the provisions of Section 3.10 of the Credit Agreement.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Guarantied Documents or Applicable Law, and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including, without limitation, all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from or any other Loan Party, on account of, or in any manner in respect of, any Junior Claim until all of the Guarantied Obligations have been paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor (other than Hudson REIT), the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor (other than Hudson REIT) hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor (other than Hudson REIT) hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor (other than Hudson REIT) hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL.

(a) EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH

OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTIED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTIED DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Guarantied Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination and Release. This Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of all Guarantied Documents in accordance with their respective terms. At the request and sole expense of the Borrower, if any Guarantor is a Subsidiary, it shall be released from its obligations hereunder (i) in accordance with Section 8.14 of the Credit Agreement and (ii) in the event that all the Borrower’s Ownership Share of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement.

Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The

Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement and Specified Derivatives Contracts, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 13.7 of the Credit Agreement.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 11:00 a.m. Pacific time, on the date one Business Day after demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Guarantied Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. None of the Administrative Agent, any other Guarantied Party or any of their respective Related Parties, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by this Guaranty or any of the other Guarantied Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by thereby.

Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Credit Agreement.

Section 30. Time. Time is of the essence with respect to each and every provision of this Guaranty.

Section 31. Right of Contribution. The Guarantors (other than Hudson REIT) hereby agree as among themselves that, if any Guarantor (other than Hudson REIT) shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor (other than Hudson REIT) in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor (other than Hudson REIT) under this Section shall be subordinate and subject in all respects, including right of payment, to the Guarantied Obligations until such time as the Guarantied Obligations have been paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guarantied Obligations have been paid and performed in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guarantied Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 32. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 33. Definitions.

(a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the

Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, (x) any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment and (y) any Person that was a Guarantor but that is no longer a Guarantor subsequent to the date of any such payment shall be deemed to not have been a Guarantor on the date of such payment and the financial information for such Person shall be excluded in connection with such payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, (x) any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment and (y) any Person that was a Guarantor but that is no longer a Guarantor subsequent to the date of any such payment shall be deemed to not have been a Guarantor on the date of such payment and the financial information for such Person shall be excluded in connection with such payment.

(b) As used herein, “Guarantors” shall mean, as the context requires, collectively, (i) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (ii) each Person that joins this Guaranty as a Guarantor pursuant to Section 8.14 of the Credit Agreement, (iii) with respect to (A) any Specified Derivatives Obligations between any Loan Party (other than the Borrower) and any Specified Derivatives Provider, the Borrower and (B) the payment and performance by each other Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower, and (iv) the successors and permitted assigns of the foregoing.

(c) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 34. Unsecured. As of the date hereof, the Loans are unsecured, and references in this Guaranty to “collateral” or to statutes which are applicable in a secured loan context are included simply in case the Loans become secured at any time in the future, though converting the Loans to secured loans is not an option contemplated by the parties at this time. This Guaranty is not intended to grant any lien in favor of the Administrative Agent or the other Guarantied Parties and the Guarantors make no representations as to the priority of the Guarantied Parties’ claims as against any other creditors of the Guarantors.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTORS:

[GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., 6th Floor
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Telecopy Number:	(310) 445-5710
Telephone Number:	(310) 445-5702

ANNEX I

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT, dated as of                     ,         , (this “Agreement”) executed and delivered by                     , a                      (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), Administrative Agent, and the other parties thereto, for its benefit and the benefit of other Guarantied Parties (as defined in the Guaranty).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the other Lenders have agreed to make available certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the New Guarantor is owned and controlled by the Borrower;

WHEREAS, the Borrower, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain the financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Credit Agreement);

(b) makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

Section 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

NEW GUARANTOR:

[NEW GUARANTOR]

By:
Name:
Title:

(CORPORATE SEAL)

Address for Notices:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., 6th Floor
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Telecopy Number:	(310) 445-5710
Telephone Number:	(310) 445-5702

ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

                    , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attention:

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby requests that the 5-Year Term Loan Lenders make 5-Year Term Loans to the Borrower in an aggregate amount equal to $ .[25]

2.	The Borrower requests that such 5-Year Term Loans be made available to the Borrower on , 20 , which date is on or before May , 2016 or the earlier termination of the 5-Year Term Loan Availability Period.

3.	The proceeds of such 5-Year Term Loans will be used for .

4.	The Borrower hereby requests that such 5-Year Term Loans be of the following Type:

[Check one box only]

ž [    ] Base Rate Loan

ž [    ] LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

25 Each borrowing of 5-Year Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

[    ] one month

[    ] three months

[    ] six months

5.	Pursuant to Section 2.2(b) of the Credit Agreement, the Borrower hereby requests that the 7-Year Term Loan Lenders make 7-Year Term Loans to the Borrower in an aggregate amount equal to $ .[26]

6.	The Borrower requests that such 7-Year Term Loans be made available to the Borrower on , 20 , which date is on or before May , 2016 or the earlier termination of the 7-Year Term Loan Availability Period.

7.	The proceeds of such 7-Year Term Loans will be used for .

8.	The Borrower hereby requests that such 7-Year Term Loans be of the following Type:

[Check one box only]

ž [    ] Base Rate Loan

ž [    ] LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

[    ] one month

[    ] three months

[    ] six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Section 6.1 (initial borrowing)/Section 6.2 (subsequent borrowings) of the Credit Agreement will have been satisfied at the time such Loans are made.

[Remainder of this page intentionally left blank.]

26 Each borrowing of 7-Year Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:	HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

NOTICE OF CONTINUATION

                    , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attention:

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of November     , 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The Class of LIBOR Loans subject to such Continuation is:

[    ] 5-Year Term Loans

[    ] 7-Year Term Loans

3.	The aggregate principal amount of the Class of Loans subject to the requested Continuation is $ and the portion of such principal amount subject to such Continuation is $ .[27]

4.	The current Interest Period of the Loans subject to such Continuation ends on , 20 .

27 Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or in the aggregate amount of the LIBOR Loan being continued).

5.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

[    ] one month

[    ] three months

[    ] six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and immediately after giving effect to such Continuation, no Default or Event of Default exists or will exist.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:	HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

                    , 20

Wells Fargo Bank, National Association

Minneapolis Loan Center

MAC N9303-110

608 Second Avenue S., 11th Floor

Minneapolis, Minnesota 55402-1916

Attention:

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of November 17, 2015(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1. The requested date of such Conversion is                     , 20    .

2. The Class of LIBOR Loans subject to such Conversion is:

☐ 5-Year Term Loans

☐ 7-Year Term Loans

3. The Type of Loans to be Converted pursuant hereto is currently:

    [Check one box only]

ž ☐ Base Rate Loan

ž ☐ LIBOR Loan

4. The aggregate principal amount of the Loans subject to the requested Conversion is $                     and the portion of such principal amount subject to such Conversion is $                    .28

5. The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

    [Check one box only]

ž ☐ Base Rate Loan

ž ☐ LIBOR Loan, with an initial Interest Period for a duration of:

                    [Check one box only]

☐ one month

☐ three months

☐ six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and immediately after giving effect to such Conversion, no Default or Event of Default exists or will exist.

[Remainder of this page intentionally left blank.]

[28]	Each Conversion of Base Rate Loans of the same Class into LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership By: HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

EXHIBIT F-1

FORM OF 5-YEAR TERM NOTE

5-YEAR TERM NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”) hereby unconditionally promises to pay to                                  or registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, Minneapolis Loan Center of Administrative Agent, 608 2nd Avenue South, 11th Floor, MAC N9303-110, Minneapolis, MN 55402, Attention Sherif Abdel-Aziz, Loan No. 1006877, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of 5-Year Term Loans made by the Lender to the Borrower under the Credit Agreement (as defined below), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This 5-Year Term Note is one of the “5-Year Term Notes” referred to in the Term Loan Credit Agreement, dated as of November 17, 2015(as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this 5-Year Term Note upon the occurrence of certain events and for prepayments of 5-Year Term Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this 5-Year Term Note.

THIS 5-YEAR TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Remainder of this page intentionally left blank.]

F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this 5-Year Term Note as of the date written above.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership By: HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

F-2

EXHIBIT F-2

FORM OF 7-YEAR TERM NOTE

7-YEAR TERM NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”) hereby unconditionally promises to pay to                                  or registered assigns (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, Minneapolis Loan Center of Administrative Agent, 608 2nd Avenue South, 11th Floor, MAC N9303-110, Minneapolis, MN 55402, Attention Sherif Abdel-Aziz, Loan No. 1006877, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                                  AND         /100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of 7-Year Term Loans made by the Lender to the Borrower under the Credit Agreement (as defined below), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This 7-Year Term Note is one of the “7-Year Term Notes” referred to in the Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement provides for the acceleration of the maturity of this 7-Year Term Note upon the occurrence of certain events and for prepayments of 7-Year Term Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this 7-Year Term Note.

THIS 7-YEAR TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Remainder of this page intentionally left blank.]

F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this 7-Year Term Note as of the date written above.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership By: HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Term Loan Credit Agreement, dated as November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3 of the Credit Agreement, the undersigned hereby certifies, in its capacity as an officer of the Borrower and not in its individual capacity, to the Administrative Agent and the Lenders that:

1. (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__, and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute(s) (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].

2. Schedule 1 attached hereto accurately and completely sets forth (i) the calculations required to establish compliance with Section 10.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above and (ii) a list of all assets included in the calculation of Unencumbered Asset Value and discloses which assets have been added or removed from such calculation since the previous list was delivered to the Administrative Agent.

3. Schedule 2 sets forth a statement of Funds From Operations.

4. Schedule 3 sets forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt of each such Property.

5. As of the date hereof the aggregate outstanding principal amount of (i) all outstanding 5-Year Term Loans are less than or equal to the aggregate amount of the 5-Year Term Loan Commitments and (ii) all outstanding 7-Year Term Loans are less than or equal to the aggregate amount of the 7-Year Term Loan Commitments.

6. Attached hereto as Schedule 4 are copies of amendments to charter documents of Loan Parties made since delivery of the last Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Compliance Certificate on and as of ___________, 20__.

Name:

Title:

SCHEDULE 1

[To be attached by Borrower]

SCHEDULE 2

[To be attached by Borrower]

SCHEDULE 3

[To be attached by Borrower]

SCHEDULE 4

[To be attached by Borrower]

EXHIBIT H

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan number 1015022 made pursuant to that certain Term Loan Credit Agreement, dated as of November 17, 2015, among Borrower, Administrative Agent, Lenders and the other parties thereto from time to time, as amended from time to time (as amended, the “Credit Agreement”)

Effective Date:

Check applicable box:

☐       New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐       Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Disbursement Instruction Agreement (this “Agreement”) must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;
(2)	to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and
(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to Section 2.2(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement ”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

“N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Direct Deposit: Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.
Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

“N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers: Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.
Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

BORROWER: HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership By: HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation, its general partner

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account”means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement or the Credit Agreement, as applicable.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20__

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20__

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20__

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20__

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